  As filed with the Securities and Exchange Commission on February 9, 1996


                                                  Registration No. 33-64649
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ________________


                                AMENDMENT NO. 3


                                      TO
                                   FORM S-4


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ________________
                                   TMS, INC.

            (Exact name of registrant as specified in its charter)


        Oklahoma                                              7371                                       91-109855
(State or other jurisdiction         (Primary Standard Industrial Classification Code Number)         (I.R.S. Employer
    of incorporation or                                                                             Identification No.)
       organization)

                             206 WEST SIXTH AVENUE
                          STILLWATER, OKLAHOMA 74074
                                (405) 377-0880
         (Address, including zip code, and telephone number, including area code, of principal executive offices)

                         MAXWELL STEINHARDT, PRESIDENT
                                   TMS, INC.
                             206 WEST SIXTH AVENUE
                          STILLWATER, OKLAHOMA 74074
                                (405) 377-0880
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                  COPIES TO:
                                  ----------

                            DOUGLAS A. BRANCH, ESQ.
                           PHILLIPS MCFALL MCCAFFREY
                             MCVAY & MURRAH, P.C.
                        12TH FLOOR, 211 NORTH ROBINSON
                         OKLAHOMA CITY, OKLAHOMA 73102
                                (405) 235-4100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon the Effective Date of the Merger of SCC Acquisition Corp. with and into Sequoia Computer Corporation, as set forth in Section 2.01 of the Plan of Reorganization and Agreement of Merger, included as Exhibit I to the Proxy Statement - Prospectus forming a part of this Registration Statement.

                               ________________

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


                               ________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                   TMS, INC.

                             CROSS REFERENCE SHEET

 ITEM                                                                              PROSPECTUS
  NO.                              ITEM                                         HEADING OR PAGE
-----                              ----                                         ---------------
                                   A.  INFORMATION ABOUT THE TRANSACTION
    1.     Forepart of the Registration Statement and Outside
           Front Cover Page of Prospectus.........................   Outside Front Cover Page

    2.     Inside Front and Outside Back Cover Pages of
           Prospectus.............................................   Available Information; Documents
                                                                     Incorporated by Reference; Table of
                                                                     Contents
    3.     Risk Factors, Ratio of Earnings to Fixed Charges and
           Other Information......................................   Summary; Risk Factors

    4.     Terms of the Transaction...............................   Summary; The Merger Agreement;
                                                                     Background of the Merger; Certain
                                                                     Federal Income Tax Consequences of the
                                                                     Merger; Rights of Dissenting
                                                                     Shareholders; Description of Sequoia
                                                                     Stock; Comparative Rights of TMS
                                                                     Shareholders and Sequoia Shareholders
    5.     Pro Forma Financial Information........................   Pro Forma Financial Information;
                                                                     Summary - Selected Financial Information
    6.     Material Contacts with the Company Being Acquired......   Background of the Merger
    7.     Additional Information Required for Reoffering by
           Persons and Parties Deemed to be Underwriters..........   Not Applicable

    8.     Interests of Named Experts and Counsel.................   Legal Matters; Experts
    9.     Disclosure of Commission Position on Indemnification
           for Securities Acts Liabilities........................   Not Applicable

                                   B.  INFORMATION ABOUT THE REGISTRANT
   10.     Information with Respect to S-3 Registrants............   Not Applicable
   11.
           Incorporation of Certain Documents by Reference........   Not Applicable
   12.     Information with Respect to S-2 or S-3 Registrants.....   Business of TMS
   13.     Incorporation of Certain Documents by Reference........   Documents Incorporated by Reference
   14.     Information with Respect to Registrants Other than
           S-2 or S-3 Registrants.................................   Not Applicable

                                   C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
   15.     Information with Respect to S-3 Companies..............   Not Applicable
   16.     Information with Respect to S-2 or S-3 Companies.......   Not Applicable
   17.     Information with Respect to Companies Other Than S-2
           or S-3 Companies.......................................   Summary - Summary Selected Financial
                                                                     Information; Information with Respect to
                                                                     Sequoia; Pro Forma Financial Information
                                   D.  VOTING AND MANAGEMENT INFORMATION
   18.     Information if Proxies, Consents or Authorizations
           are to be Solicited....................................   Summary, Notice of Special Meeting of
                                                                     Shareholders; General Information; Rights
                                                                     of Dissenting Shareholders; Background
                                                                     of the Merger - Interests of Certain
                                                                     Persons in the Merger; Information with
                                                                     Respect to Sequoia - Directors and
                                                                     Executive Officers, and - Compensation
                                                                     of Directors

   19.      Information if Proxies, Consents or Authorizations
            are to be Solicited or in an Exchange Offer...........    Not Applicable

                         SEQUOIA COMPUTER CORPORATION
                       433 AIRPORT BOULEVARD, SUITE 414
                         BURLINGAME, CALIFORNIA 94010
Dear Shareholder of
Sequoia Computer Corporation:


     You are cordially invited to a Special Meeting of the Shareholders (the "Meeting") of Sequoia Computer Corporation, a California corporation (the "Company" or "Sequoia"), at which you will be asked to vote upon a merger (the "Merger") of SCC Acquisition Corp. ("SAC"), a wholly-owned subsidiary of TMS, Inc. ("TMS"), with and into the Company. If the Merger is approved and consummated, you will be entitled to receive 2.837 shares of TMS Common Stock, $.05 par value ("TMS Common Stock"), for each share of Common Stock of the Company that you own.

     TMS Common Stock is traded on the over-the-counter market, and is not currently eligible for listing on the Nasdaq-NMS, Nasdaq Small Cap Market or any exchange. TMS Common Stock is considered to be a "penny stock" under the rules of the Securities and Exchange Commission. See "Risk Factors."

     Enclosed are a Notice of Special Meeting of Shareholders and a Proxy Statement - Prospectus for the Meeting to be held at 10:00 a.m., P.S.T., on March 15, 1996, at the Company's office located at 433 Airport Boulevard, Suite 414, Burlingame, California.

     The Board of Directors has carefully reviewed and considered the terms and conditions of the Amended Plan of Reorganization and Agreement of Merger (the "Merger Agreement") pertaining to the Merger. On the basis of all factors which it deemed relevant, the Board of Directors has concluded that the Merger Agreement and the Merger contemplated thereby are fair to and in the best interests of the Company's shareholders. The terms of the Merger, as well as other important information, are contained in the enclosed Proxy Statement - Prospectus. Also being delivered herewith in connection with the Merger is the TMS Annual Report to Shareholders for the year ended August 31, 1995, and the TMS Notice of Annual Meeting and Proxy Statement for the 1995 Annual Meeting of Shareholders. You are urged to read the Proxy Statement - Prospectus and the accompanying documents carefully.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE MERGER.




     Shareholders who do not vote to approve and adopt the Merger Agreement and who properly exercise dissenters' rights of appraisal with respect to their shares, and otherwise comply with the provisions of Section 1300 et seq., of the California Corporations Code, will be entitled, if the Merger is consummated, to seek appraisal of the "fair value" of their shares instead of receiving shares of TMS Common Stock. Such provisions of the California Corporations Code are appended as Exhibit II to the Proxy Statement - Prospectus which accompanies this letter.

     Under California law, the Merger may not be consummated unless approved by the holders of at least a majority of all outstanding shares of Common Stock. I have agreed in the Merger Agreement to vote all of my shares in favor of the approval of the Merger Agreement, and approval of the Merger Agreement is thereby assured.

     Even though approval of the Merger is assured, your vote is nonetheless important. If you do not vote in person at the Meeting or vote by proxy, the Company must wait up to 30 days to determine whether you are dissenting to the Merger. The Merger cannot be completed until the extent of dissenters' shares is known. Therefore, if you do not intend to dissent to the Merger, the Board believes that your vote is still necessary to complete the Merger at the earliest opportunity.

     Thank you for your continued support of Sequoia.

                                   Very truly yours,

                                   Dana R. Allen
                                   Chairman of the Board
                                   of Directors


February 12, 1996

                         SEQUOIA COMPUTER CORPORATION
                       433 Airport Boulevard, Suite 414
                         Burlingame, California 94010

                                ______________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        To Be Held on March 15, 1996

     A special meeting (the "Meeting") of the shareholders of Sequoia Computer Corporation, a California corporation (the "Company" or "Sequoia"), will be held on March 15, 1996 at 10:00 a.m., P.S.T., at the Company's offices located at 433 Airport Boulevard, Suite 414, Burlingame, California, for the following purposes:

     1. To consider and act on the Amended Plan of Reorganization and Agreement of Merger (the "Merger Agreement") pursuant to which SCC Acquisition Corp. ("SAC"), a wholly-owned subsidiary of TMS, Inc. ("TMS"), will be merged with and into the Company, and each outstanding share of Common Stock of the Company (other than shares owned by shareholders who have validly perfected their appraisal rights under California law) will be converted into the right to receive 2.837 shares of TMS Common Stock; and

     2. To transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

     The Board of Directors is not currently aware of any other business to come before the Meeting.

     Under California law, holders of Common Stock who do not vote to approve the Merger Agreement and who follow certain procedural requirements mandated by California law are entitled to appraisal rights with respect to the Merger. Shareholders who vote in favor of the Merger Agreement will not be entitled to avail themselves of such appraisal rights. See "Rights of Dissenting Shareholders" in the accompanying Proxy Statement - Prospectus and Exhibit II thereto.

     THE CLOSE OF BUSINESS ON JANUARY 31, 1996, HAS BEEN FIXED BY THE BOARD OF DIRECTORS AS THE RECORD DATE FOR THE DETERMINATION OF THE SHAREHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE MEETING, AND ANY AND ALL ADJOURNMENTS AND POSTPONEMENTS THEREOF. AS OF THE RECORD DATE, DANA R. ALLEN, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, HAS AGREED UNDER THE MERGER AGREEMENT TO VOTE HIS SHARES, CONSTITUTING APPROXIMATELY 56% OF THE OUTSTANDING COMMON STOCK OF THE COMPANY, IN FAVOR OF THE MERGER. CONSEQUENTLY, APPROVAL OF THE MERGER IS ASSURED. YOUR ATTENTION IS DIRECTED TO THE PROXY STATEMENT - PROSPECTUS ATTACHED TO THIS NOTICE.

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY BUT NOT LATER THAN MARCH 5, 1996 IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE VOTED BY NOTIFYING THE SECRETARY OF SUCH REVOCATION IN WRITING, AT THE MEETING, OR BY SUBMITTING A LATER DATED PROXY.

                                        By Order of the Board of Directors

                                        Susan Allen, Secretary

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING.

          PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

February 12, 1996

     SEQUOIA COMPUTER CORPORATION                     TMS, INC.
   433 AIRPORT BOULEVARD, SUITE 414             206 WEST SIXTH AVENUE
     BURLINGAME, CALIFORNIA 94010             STILLWATER, OKLAHOMA 74074



                         PROXY STATEMENT - PROSPECTUS

                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                        OF SEQUOIA COMPUTER CORPORATION

                         TO BE HELD ON MARCH 15, 1996

                               ________________

     TMS, Inc., an Oklahoma corporation ("TMS"), has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, covering 3,643,219 shares of common stock, $.05 par value (the "TMS Common Stock"), to be issued in connection with the proposed merger (the "Merger") described in this Proxy Statement -Prospectus. This Proxy Statement - Prospectus also constitutes the Proxy Statement of Sequoia Computer Corporation ("Sequoia" or the "Company") to be used in connection with a Special Meeting of Shareholders to be held on March 15,1996, including any adjournments thereof, to consider and vote upon the Merger of a wholly-owned subsidiary of TMS into Sequoia pursuant to which Sequoia will become a wholly-owned subsidiary of TMS.

     TMS Common Stock is traded on the over-the-counter market, and is not currently eligible for listing on the Nasdaq-NMS, the Nasdaq Small Cap Market or any stock exchange. TMS Common Stock is also considered to be a "penny stock" under the rules of the Commission. See "Risk Factors."

     This Proxy Statement - Prospectus is first being sent to shareholders of Sequoia on or about February 12, 1996.

THE SHARES OF TMS COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT - PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE MERGER INVOLVES CERTAIN RISKS TO SEQUOIA SHAREHOLDERS.  SEE "RISK
FACTORS."

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT -PROSPECTUS IN CONNECTION WITH THE MERGER, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TMS OR SEQUOIA. THIS PROXY STATEMENT - PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY TO OR FROM ANY PERSON IN ANY JURISDICTION WHERE IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT - PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

      The date of this Proxy Statement - Prospectus is February 12, 1996.

                             AVAILABLE INFORMATION

     TMS is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Proxy Statement - Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by TMS with the Commission under the Exchange Act are incorporated herein by reference: (a) Annual Report on Form 10-K for the year ended August 31, 1995 (the "1995 TMS 10-K"), (b) Notice of Annual Meeting of Shareholders and Proxy Statement dated December 15, 1995 (the "1995 TMS Proxy Statement"); (c) Form 8-K Current Report filed with the Commission on October 16, 1995; (d) information in the 1995 TMS 10-K or the 1995 TMS Proxy Statement furnished in accordance with: (i) Item 101(b), (c)(1)(i) and
(d) of Regulation S-K, segments, principal products or services, foreign and domestic operations and export sales, (ii) Item 201 of Regulation S-K, market price of and dividends on TMS Common Stock and related shareholder matters,
(iii) Item 301 of Regulation S-K, selected financial data, (iv) Item 302 of Regulation S-K, supplementary financial information; (v) Item 303 of Regulation S-K, management's discussion and analysis of financial condition and results of operations; (vi) Item 304 of Regulation S-K, changes in and disagreements with accountants on accounting and financial disclosure; (vii) Item 401 of Regulation S-K, directors and executive officers; (viii) Item 402, executive compensation; and (ix) Item 403, certain relationships and related transactions; and (e) Quarterly Report on Form 10-Q for the quarter ended November 30, 1995.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as modified or superseded. All information appearing in this Proxy Statement - Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

     This Proxy Statement - Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Proxy Statement - Prospectus has been delivered, from Vice President, Finance and Administration, TMS, Inc., 206 West Sixth Avenue, Stillwater, Oklahoma 74074 (telephone 405/377-0880). In order to ensure timely delivery of the documents, any request should be made before February 25, 1996.

                               TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----

AVAILABLE INFORMATION........................................................................................         2
DOCUMENTS INCORPORATED BY REFERENCE..........................................................................         2
SUMMARY......................................................................................................         5
RISK FACTORS.................................................................................................        10
THE MERGER AGREEMENT.........................................................................................        12
   General...................................................................................................        12
   The Merger................................................................................................        12
   Conditions, Representations and Covenants.................................................................        13
   Termination; Amendments; Waiver...........................................................................        15
GENERAL INFORMATION..........................................................................................        16
   Vote Required.............................................................................................        16
   Voting Rights and Procedures..............................................................................        16
   Conversion of Shares in the Merger........................................................................        16
   Exchange of Certificates..................................................................................        16
   Fractional Shares.........................................................................................        17
   Registration..............................................................................................        17
   Rights of Dissenting Shareholders.........................................................................        17
   Stock Options and Warrants................................................................................        18
   Effective Date of the Merger..............................................................................        18
   Accounting Treatment......................................................................................        19
BACKGROUND OF THE MERGER.....................................................................................        19
   Summary of Events.........................................................................................        19
   Sequoia's Reasons for the Merger; Recommendation of Sequoia's Board of Directors..........................        20
   Business Synergies Between Sequoia and TMS................................................................        20
   Financial Fairness........................................................................................        21
   Considerations Relating to the Market for TMS Common Stock................................................        22
   Percentage Ownership Following the Merger.................................................................        22
   Interests of Certain Persons in the Merger................................................................        22
   Officers, Directors and Employees.........................................................................        22
   Employment Agreement With Dana R. Allen...................................................................        22
   TMS' Reasons for the Merger...............................................................................        22
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...........................................................        22
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER........................................................        30
RIGHTS OF DISSENTING SHAREHOLDERS............................................................................        30
BUSINESS OF TMS..............................................................................................        31
INFORMATION WITH RESPECT TO SEQUOIA..........................................................................        32
   Business of Sequoia.......................................................................................        32


   Management's Discussion and Analysis of Certain Relevant Factors...........................................         32
   Legal Proceedings of Sequoia...............................................................................         32
   Changes in and Disagreements with Accountants of Sequoia...................................................         32
   Market for Sequoia Stock; Dividends.........................................................................         32
   Security Ownership of Certain Beneficial Owners............................................................         32
   Security Ownership of Management...........................................................................         33
   Directors and Executive Officers of Sequoia................................................................         34
   Compensation of Directors and Executive Officers...........................................................         34
   Certain Relationships and Related Transactions.............................................................         34
DESCRIPTION OF SEQUOIA STOCK..................................................................................         34
COMPARATIVE RIGHTS OF TMS SHAREHOLDERS AND SEQUOIA SHAREHOLDERS...............................................         35
   Dissenters' Rights.........................................................................................         35
   Cumulative Voting..........................................................................................         35
   Right to Call Special Meetings.............................................................................         35
   Right to Approve and Remove Directors......................................................................         36
   Right to Review Corporate Books and Records................................................................         36
   Indemnification of Officers and Directors..................................................................         36
LEGAL MATTERS.................................................................................................         36
EXPERTS.......................................................................................................         36
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES...............................................        F-1
EXHIBITS.
     I.    Amended Plan of Reorganization and Agreement of Merger, dated as of
           November 7, 1995, by and among Sequoia Computer Corporation, TMS,
           Inc. and SCC Acquisition Corp. (including Amendment No. 1 thereto.)

    II.    Provisions of the California Corporations Code governing dissenters' rights.


--------------------------------------------------------------------------------

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Proxy Statement -Prospectus or in documents delivered herewith. Certain capitalized terms are defined elsewhere. All statements in the following summary are qualified by and are made subject to the more detailed information contained elsewhere in this Proxy Statement - Prospectus and the Exhibits attached hereto.


                                          GENERAL INFORMATION
TMS, Inc.:                           TMS, Inc., an Oklahoma corporation ("TMS"), is a computer software products and services company.  The principal executive offices of
                                     TMS are located at 206 West Sixth Avenue, Stillwater, Oklahoma
                                     74074, and its telephone number is: (405) 377-0880.  See "Business of
                                     TMS."

Sequoia Computer Corporation:        Sequoia Computer Corporation, a California corporation ("Sequoia" or the "Company"), is engaged in the business of developing and marketing document image enhancement and forms processing
                                     software.  The principal executive offices of the Company are located at 433 Airport Boulevard, Suite 414, Burlingame, California 94010,
                                     and its telephone number is: (415) 696-8750.  See "Information with
                                     Respect to Sequoia - Business of Sequoia."

Merger Agreement:                    Effective November 7, 1995, TMS, SCC Acquisition Corp., an
                                     Oklahoma corporation and wholly-owned subsidiary of TMS ("SAC"), and Sequoia entered into a Plan of Reorganization and Agreement of
                                     Merger (the "Merger Agreement") providing for the merger of SAC into Sequoia as a result of which Sequoia would become a wholly-
                                     owned subsidiary of TMS (the "Merger").

Date, Time and Place                 March 15, 1996, at 10:00 a.m. P.S.T., at 433 Airport Boulevard,
   of Meeting:                       Suite 414, Burlingame, California.


Purpose:                             To approve the Merger Agreement which provides, among other things, for the merger of SAC with and into the Company.  The
                                     Merger Agreement is attached hereto as Exhibit I.

Record Date:                         Close of business on January 31, 1996.

Vote Required:                       The affirmative vote of at least a majority of the outstanding shares of
                                     Sequoia Stock will be required to approve and adopt the Merger.
                                     Directors, officers and management employees of Sequoia beneficially owned 763,852 shares of Sequoia Stock on the Record Date
                                     (approximately 59.5% of the Sequoia Stock then outstanding).  Dana
                                     R. Allen, who owns 719,719 shares of Sequoia Stock (approximately
                                     56% of the outstanding Sequoia Stock), has agreed in the Merger
                                     Agreement to vote all of his shares in favor of the Merger Agreement.
                                     Approval of the Merger Agreement is assured by Mr. Allen's agreement.


------------------------------------------------------------------------------

--------------------------------------------------------------------------------


The Merger; Merger Consideration:    Upon consummation of the Merger, SAC will be merged with and into
                                     Sequoia and Sequoia will become a wholly-owned subsidiary of TMS.
                                     In the Merger, each share of Sequoia Stock issued and outstanding immediately prior to the Merger (other than shares held by any shareholder who shall have perfected his or her right to dissent under the California Corporations Code) will be converted into 2.837 shares of common stock, $.05 par value, of TMS (the "TMS Common Stock").

Determination and                    The Board of Directors of the Company on November 6, 1995,
   Recommendation of                 determined that the terms of the Merger Agreement, including the
   Directors:                        Merger consideration to be received by the Sequoia shareholders, were fair to the shareholders of the Company and recommended adoption of the Merger Agreement by the shareholders.  See "Background of the
                                     Merger."

Effective Date                       Subject to the terms and conditions of the Merger Agreement, the
   of the Merger:                    Merger will become effective (the "Effective Date") upon the filing of certain documents with the Secretary of State of Oklahoma and the
                                     Secretary of State of California.  The Effective Date is currently expected to be the date of the Meeting.

Conversion of Sequoia Stock;         Each share of Sequoia Stock outstanding at the Effective Date (other
   Exchange of Certificates:         than shares held of record by Dissenting Shareholders) will be converted into the right to receive 2.837 shares of TMS Common Stock.

Surrender of Certificates:           Promptly after the Effective Date, a letter of transmittal with instructions will be mailed to all holders of record of Sequoia Stock at the close of business on the Effective Date of the Merger for use in surrendering their certificates representing Sequoia Stock. Certificates should not be surrendered until the letter of transmittal is received and completed.

Tax Consequences                     The Merger is intended to qualify as a tax-free reorganization within the
   to Shareholders:                  meaning of Section 368(a) of the Internal Revenue Code of 1986, as
                                     amended (the "Code").  Due to the individual nature of tax consequences, each shareholder is urged to consult his own tax advisor with respect to the tax consequences to him of the Merger, including the effects of state, local, foreign and other tax laws.  See "Certain Federal
                                     Income Tax Consequences of the Merger."

Rights of Dissenting                 Procedure for Exercising Dissenting Rights.  Holders of Sequoia Stock
   Shareholders:                     who do not vote in favor of the Merger Agreement may dissent from the Merger and elect upon written notice to the Company to have the fair value of their shares (determined as of September 7, 1995, which was the day before first announcement of the terms of the Merger)
                                     judicially appraised and paid to them in cash.  Such shareholders must:
                                     (i) vote against the Merger or abstain from voting for the Merger; (ii)
                                     submit a demand in writing, no later than 30 days after the Approval
                                     Date, that Sequoia purchase the shareholder's shares and pay the fair market value of the shares in cash; and (iii) within 30 days after the
                                     Approval Date, submit the shares to be purchased, stamped with a legend identifying them as dissenting shares.  The "Approval Date" is the date Sequoia mails notice of shareholder approval of the Merger to shareholders.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              Appraisal Rights. Shareholders who exercise their right to dissent from the Merger have the right to receive the fair market value of their shares as of the day before the first announcement of the Merger. The procedures for determining the fair market value of a dissenting shareholder's shares are set forth in the California Corporations Code and include the following: (i) the dissenting shareholder is required to include a claim setting forth his or her opinion of the fair market value of the shares with the shareholder's demand to exercise his or her dissenters rights; (ii) the claim by the dissenting shareholder represents an offer to sell the shares by the dissenting shareholder to Sequoia; (iii) Sequoia may accept the offer to purchase the shares, with interest at the legal rate, within thirty (30) days after the approval of the Merger Agreement, or the Effective Date of the Merger; (iv) if the dissenting shareholder and Sequoia are unable to agree upon the fair market value of the shares, then either party may, within six months after the approval date, seek a court determination of appraisal of the fair market value of the shares. The procedures for determining the fair market value of dissenting shareholder's shares, as well as the right of judicial appraisal of the fair market value of such shares is set forth in the Section entitled "Rights of Dissenting Shareholders."

                              Statutory Compliance Necessary. The full text of the Corporations Code is attached to this Proxy Statement - Prospectus as Exhibit II. Any deviation from the statutory requirements may result in a termination of dissenters' appraisal rights. See "Rights of Dissenting
                              Shareholders."

                              Effect of Substantial Amounts of Dissenting
                              Shares. For several reasons, a substantial amount of dissenting shares would, even though insufficient to disapprove the Merger Agreement, make consummation of the Merger unlikely. First, is a condition for closing of the Merger by SAC and TMS that there be no more than 15,000 dissenting shares of Sequoia Stock. Second, a substantial amount of dissenting shares would prohibit pooling-of-interests accounting treatment for the Merger, which would be undesirable to both TMS and Sequoia. Therefore, it is unlikely that there will be a closing of the Merger if there is a substantial amount of dissenting shares. Nevertheless, in the event the level of dissenting shares are of such a magnitude as to prohibit pooling-of-interests accounting treatment, Sequoia shareholders would receive an amended Proxy Statement - Prospectus describing the resulting accounting treatment and the effect of known dissenting shares.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    SUMMARY SELECTED FINANCIAL INFORMATION

     The following tables summarize selected historical and pro forma financial information concerning TMS and Sequoia which has been derived from, and is qualified in its entirety by, the more detailed financial statements and notes thereto included elsewhere herein.


                                                                         TMS, INC.
                                     ------------------------------------------------------------------------------------
                                     AS OF AND FOR THE THREE
                                          MONTHS ENDED
                                          NOVEMBER 30,                        AS OF AND FOR FISCAL YEARS ENDED AUGUST 31,
                                     -----------------------                  -------------------------------------------
                                        1995          1994             1995           1994         1993         1992          1991
                                        -----         ----             ----           ----         ----         ----          ----
Revenues                            $1,300,308     $1,009,561      $4,221,120     $3,436,761   $2,800,865   $2,123,922    $2,694,740
Net Income (Loss)                      153,990        109,970         771,481        350,621      430,053     (316,169)      104,127
Net Income (Loss) Per
 Common and Common
 Equivalent Share                          .02            .01             .08            .04          .05         (.04)          .01
Total Assets                         3,301,280      2,047,607       3,131,737      1,782,209    1,310,186    1,039,134     1,210,540
Long-Term Liabilities                  371,528         82,165         378,265            ---          ---      181,268       259,101
Cash Dividends Declared
 Per Common Share                          ---            ---             ---            ---          ---          ---           ---



                                                     SEQUOIA COMPUTER CORPORATION
                                        ---------------------------------------------------
                                           AS OF AND FOR THE
                                         THREE MONTHS ENDED     AS OF AND FOR FISCAL YEARS
                                             NOVEMBER 30,               ENDED AUGUST 31,
                                        --------------------  -----------------------------
                                      1995           1994            1995           1994
                                      ----           ----            ----           ----
Revenues                            $303,140       $206,239        $988,949       $535,323
Net Income                            22,368         51,842         212,525        227,662/(1)/
Net Income Per Common
 and Common Equivalent
 Share                                   .02            .04             .16            .17/(1)/
Total Assets                         827,517        505,677         750,830        445,291
Long-Term Liabilities                 68,204         35,139          63,204         25,783
Cash Dividends Declared
 Per Common Share                        ---            ---             ---            ---



/(1)/Includes the cumulative effect of a change in accounting principle of $157,768 ($.12 per share) relating to the adoption by the Company on September 1, 1993 of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109").


                                                              TMS, INC. (PRO FORMA)
                                          -------------------------------------------------------------
                                             AS OF AND FOR THE
                                            THREE MONTHS ENDED             FOR FISCAL YEARS ENDED
                                                NOVEMBER 30,                    AUGUST 31,
                                          -----------------------     ---------------------------------
                                                    1995               1995          1994         1993
                                                    ----               ----          ----         ----
Revenues                                        $1,603,448          $5,210,069    $3,972,084   $3,101,486
Net Income/(2)/                                    176,358             984,006       420,515      423,814
Net Income Per Common and
 Common Equivalent Share/(2)/                          .01                 .08           .03          .03
Total Assets                                     4,060,593                 N/A           N/A          N/A
Long-Term Liabilities                              371,528                 N/A           N/A          N/A
Cash Dividends Declared Per
 Common Share                                          ---                 ---           ---          ---


/(2)/Fiscal 1994 has been adjusted for the effects of SFAS No. 109 "Accounting for Income Taxes". See note 4 of the Pro Forma Financial Information, included on page 29 of this Proxy Statement - Prospectus, for further discussion.

--------------------------------------------------------------------------------

                          COMPARATIVE PER SHARE DATA

     The following table presents historical data for TMS and Sequoia and pro forma per share data giving effect to the Merger on the basis described in the notes to the unaudited pro forma combined financial statements included elsewhere herein. The table should be read in conjunction with the historical financial statements of TMS and Sequoia and the unaudited pro forma combined financial statements which statements are included elsewhere in this Proxy Statement - Prospectus or incorporated herein by reference. The pro forma per share data are not necessarily indicative of actual results had the Merger occurred on the dates assumed or future results.

                                                          TMS                        SEQUOIA
                                                                                             Equivalent
                                                                                                Pro
                                                 Historical    Pro Forma    Historical        Forma/(1)/
                                                 ----------    ---------    ----------      -----------
Book value per share:
  As of November 30, 1995........................  $.29           $.25       $.50             $.71
  As of August 31, 1995..........................   .27            .23        .49              .65
Net Income per share:
  Three months ended November 30, 1995...........   .02            .01        .02              .03
  Three months ended November 30, 1994...........   .01            .01        .04              .03
  Year ended August 31, 1995.....................   .08            .08        .16              .23
  Year ended August 31, 1994.....................   .04            .03        .05(2)           .09
  Year ended August 31, 1993.....................   .05            .03       (.01)             .09
Cash dividends declared  per share:
  Three months ended November 30, 1995...........   ---            ---        ---              ---
  Three months ended November 30, 1994...........   ---            ---        ---              ---
  Year ended August 31, 1995.....................   ---            ---        ---              ---
  Year ended August 31, 1994.....................   ---            ---        ---              ---
  Year ended August 31, 1993.....................   ---            ---        ---              ---

/(1)/ Equivalent pro forma amounts have been calculated by multiplying the pro forma net income per share and book value per share of TMS by the exchange ratio (2.837:1) so that the per share amounts are equated to the respective values of one share of Sequoia Stock.

/(2)/ Excludes income of $157,768 or $0.12 per share, relating to the adoption by the Company on September 1, 1993, of SFAS No. 109 "Accounting for Income Taxes."

       On September 7, 1995, the trading day immediately preceding the first public announcement of the Merger, the bid price for TMS Common Stock was $.59 per share.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement - Prospectus, the following risk factors should be considered carefully in evaluating TMS, its business and the Merger.

     Variability of Quarterly Operating Results. TMS revenues and operating results can vary substantially from quarter to quarter. License revenues, which represented approximately 55% of total revenues in fiscal 1995, are difficult to forecast because of factors such as the size and timing of individual license transactions, changes in customer budgets and deployments of units incorporating TMS software, and general economic conditions. In recent years, TMS has emphasized software development services as a means of mitigating the variability of revenues and operating results, and the principal growth in TMS revenues has been in the area of services. Although TMS currently has a backlog of software development services and document conversion services, there is no assurance that TMS will be able to maintain that backlog.

     Competition and Market Trends. The computer software market is highly competitive. As the markets in which TMS products and services are sold continue to develop and as TMS enters new markets, TMS expects that additional competitors will enter those markets and that competition will become more intense. Some of the competitors or potential competitors of TMS have greater financial, marketing, or technical resources than TMS. These competitors may be able to adapt more quickly to new or emerging technologies and standards or changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products than TMS. Many of these competitors market, or can potentially market, their products directly to the ultimate consumers of such products and may have more ability to control pricing and marketing decisions which may affect their revenues. There can be no assurance that TMS will be able to continue competing successfully in this industry. Continued investment in research and product development and in marketing will be required to permit TMS to compete successfully, and there is no assurance that TMS will have the necessary capital resources to fund that investment.

     Possible Volatility of Stock Price. Trading of TMS Common Stock has been limited; however, if trading becomes more active, the trading price in the future could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by TMS or its competitors, as well as other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the stock price of many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of TMS Common Stock.

     No Current Listing on Stock Exchange; Effect of "Penny Stock" Status. TMS Common Stock is traded on the over-the-counter market and is not currently eligible for inclusion on the Nasdaq Small Cap Market or any other stock exchange and eligibility for such inclusion following completion of the Merger is subject to compliance with several requirements, such as a minimum market price of TMS Common Stock. Moreover, the Company's Common Stock is considered to be a "penny stock" under the rules of the Commission. Trading in penny stocks tends to be limited because broker-dealers must comply with special procedures, disclosures and practices. To qualify for listing on the Nasdaq Small Cap Market and also to be elevated from penny stock status, TMS must meet certain requirements which it does not currently meet, particularly that the market price of TMS Common Stock exceed $3.00 per share. To satisfy this requirement, it may be necessary to effect a reverse stock split.

There is no assurance that a reverse split will be successful in reaching such a minimum price or that the price of TMS Common Stock would, after adjustment for the reverse split, trade at the same level as the pre-split shares. TMS has, from time to time, considered a reverse split and may effect a reverse split in the future; however, there are no present commitments to do so. In any event, even if an exchange listing is obtained, there can be no assurance that the market for TMS Common Stock will become liquid or active or that liquidity or activity, if achieved, will be sustained. See "Background of the Merger - Considerations Regarding the Market for TMS Common Stock."

     Dependence Upon a Single Customer. During fiscal 1995, one customer, POWERCOM, accounted for approximately 27% of TMS' total revenue; however, revenue from such customer is expected to decline in fiscal 1996. For the first quarter of fiscal 1996, another customer, Toro, accounted for 15% of total revenue in that quarter and revenues for that customer are expected to decline in the third quarter of fiscal 1996. Although TMS has probable new contracts with other customers that could replace the decline in revenues associated with POWERCOM and Toro, there can be no assurance that the efforts of TMS to replace such revenues will be successful, and the extent to which such revenues are not replaced could have a material adverse effect on the revenues and net income of TMS.


     Risks of Software Product Development. The future success of TMS will depend on its ability to develop and release, on a timely basis, new software products and upgrades. TMS has historically engaged in software development services for customers and it derives revenues from such services and licensing revenue from the customer's future use of the software developed by TMS. The software development process is inherently unpredictable. Development time and the achievability of design objectives may not be determinable until very late in the development process. Problems and delays in product development may result in the delay or cancellation of planned product or service offerings by TMS and its strategic partners, and such problems and delays could have an adverse effect on the operating results of TMS. Consequently, the receipt of service and licensing revenue from these customers will also be delayed. There can be no assurance that TMS will not experience similar problems and delays in the future, resulting in material adverse effects on TMS operating results. Furthermore, no complex software product is totally free of errors, and significant errors may go undetected for some time. Discovery of significant errors may delay or cancel product releases and, if not discovered until after product release, may necessitate recall of products by TMS and its strategic partners and expose TMS to substantial expense and claims for reimbursement.


     Dependence on Key Personnel. TMS believes that its continued success will depend in large part upon its ability to attract and retain highly-skilled technical, managerial and marketing personnel. Competition for such personnel in the software industry is intense, and TMS has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that TMS will be successful in attracting and retaining the personnel it requires to develop and market new and enhanced products and conduct its operations successfully.


     Dependence on Proprietary Technology. TMS relies on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect its proprietary rights. There can be no assurance that these protections will be adequate or that the competitors of TMS will not independently develop technologies that are substantially equivalent or superior to the technology of TMS. TMS makes source code available to certain of its customers and this may increase the likelihood of misappropriation or other misuse of the intellectual property of TMS. Furthermore, TMS has no patents, and existing copyright laws afford only limited protection. In addition, the laws of certain countries in which the products of TMS are or may be licensed do not protect its products and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that a third party will not assert that the technology of TMS violates its patents in the future. As the number of software products in the industry increases and the functionality of these products further overlap, TMS believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend.


     Potential Issuance of Preferred Stock; Anti-Takeover Provisions. The Board of Directors of TMS has the authority to issue up to 1,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the shareholders. The rights of the holders of TMS Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of the Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of TMS, thereby delaying, deferring or preventing a change in control of TMS. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the TMS Common Stock, and as a result, the issuance of such stock could have a material adverse effect on the market value of the TMS Common Stock. TMS has no present plans to issue shares of Preferred Stock. TMS may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of TMS. Certain of such measures may be adopted without any further vote or action by the shareholders. TMS has no present plans to adopt any such measures. TMS is also afforded the protection of Section 1145 of the Oklahoma General Corporation Act, which could delay or prevent a change in control of TMS, impede a merger, consolidation or other business combination involving TMS or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of TMS.

     No Dividends on TMS Stock. TMS has never paid a cash dividend on TMS Common Stock and TMS does not currently intend to pay cash dividends on TMS Common Stock in the foreseeable future.


     Voting Power of Officers and Directors. Subsequent to the Merger, the officers and directors of TMS, inclusive of Dana R. Allen, Chairman, President and Chief Executive Officer of Sequoia, will retain voting power of approximately 32.1% of the issued and outstanding shares of TMS Common Stock and therefore will be able exert a significant degree of influence in the election of the Board of Directors and the control over the affairs of TMS.


     Future Acquisitions. TMS may in the future pursue acquisitions of complementary products, technologies and businesses. Future acquisitions by TMS may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization expenses related to goodwill and other intangible assets, which could adversely affect the profitability of TMS. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, products and personnel of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which TMS has limited or no direct prior experience, and the potential loss of key employees of the acquired company. TMS is continually reviewing product and technology acquisition opportunities, although there are currently no discussions, commitments or agreements, other than the Merger, which would be material to TMS. In the event that such an acquisition does occur, there can be no assurance as to the effect thereof on the business, financial condition or results of operations of TMS.

                             THE MERGER AGREEMENT

GENERAL

     The following is a summary of certain provisions of the Merger Agreement, which is attached as Exhibit I to this Proxy Statement - Prospectus. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     The Merger shall be consummated by the filing of a Certificate of Merger with the Secretary of State of the State of Oklahoma and the filing of an Officers Certificate and a Merger Agreement with the Secretary of State of the State of California. The Merger will be held at a closing which will occur as promptly as practical following the time at which the shareholders of the Company shall have adopted the Merger Agreement. The Merger Agreement provides that, at the Effective Date and subject to the satisfaction of certain conditions, SAC will be merged with and into the Company. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and the separate existence of SAC shall cease. In the Merger: (i) each share of Sequoia Stock issued and outstanding immediately prior to the Effective Date (other than shares held by dissenting shareholders) will be converted into the right to receive 2.837 shares of TMS Common Stock, upon the surrender of the certificate formerly representing such share of Sequoia Stock; and (ii) each outstanding share of SAC's common stock will be converted into one share of Sequoia Stock.

     Upon the Effective Date of the Merger, options to purchase Sequoia Stock will be converted to entitle the holders thereof to purchase 2.837 shares of TMS Common Stock for each share of Sequoia Stock purchasable under such options at an exercise price equal to 35.24% of the exercise price under such options.

     Dana R. Allen, who holds 56% of the Sequoia Stock outstanding as of the Record Date, has agreed to vote his shares of Sequoia Stock in favor of the Merger Agreement, and therefore sufficient voting power to approve the Merger Agreement without the affirmative vote of any of the other shareholders of the Company has been provided for in the Merger Agreement.

CONDITIONS, REPRESENTATIONS AND COVENANTS

     The respective obligations of the parties to consummate the Merger are subject to the following conditions, among others: (i) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Sequoia Stock outstanding as of the Record Date; (ii) no writ, order, decree or injunction issued by any court of competent jurisdiction exists which prohibits or restricts the consummation of the Merger; and (iii) all necessary consents and approvals of any governmental authority or other third party shall have been obtained and which are presently filed with the appropriate governmental authorities.

     In addition, the obligations of TMS and SAC to effect the Merger are further subject to certain conditions, including that: (i) the representations and warranties of the Company contained in the Merger Agreement are true and correct in all material respects at and on the Effective Date (except for changes permitted by the Merger Agreement); (ii) the Company shall have performed all of its covenants contained in the Merger Agreement required to be performed by it prior to the Effective Date; (iii) an employment contract between the Company and Dana R. Allen is in effect; (iv) an opinion letter has been received by TMS from Myers, Hawley, Morley, Myers & McDonnell, counsel to the Company, as to matters customary to merger transactions; (v) the Company has furnished certain compliance certificates to TMS; (vi) no material adverse change shall have occurred in the business, financial condition, operations or prospects of the Company since August 31, 1995; and (vii) there be no more than 15,000 shares of Sequoia Stock subject to rights exercised by dissenting shareholders under the California Corporations Code. The obligations of the Company are subject to certain conditions, including that: (i) the representations and warranties of TMS and SAC contained in the Merger Agreement are true and correct in all material respect at and on the Effective Date (except for changes permitted by the Merger Agreement); (ii) TMS and SAC shall have performed all of their covenants contained in the Merger Agreement that are required to be performed by them prior to the Effective Date; (iii) an opinion letter has been received by the Company from Phillips McFall McCaffrey McVay
& Murrah, P.C., counsel to TMS as to matters customary to merger transactions;
(iv) TMS and SAC have furnished certain compliance certificates to the Company;
(v) no material adverse change shall have occurred in the business, financial condition, operations or prospects of TMS since August 31, 1995; and (vi) Dana
R. Allen shall have been elected to the Board of

Directors of TMS.

     In the Merger Agreement, the Company has represented and warranted to TMS and SAC, among other things: (a) that it and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted in all material respects; (b) that there has been no material change in its capitalization since August 31, 1995; (c) that it has full corporate power and authority to execute and deliver the Merger Agreement and consummate the transactions contemplated thereby; (d) that other than referenced approvals, no consent or approval is necessary for the consummation of the Merger and the Merger will not conflict with the corporate documents of the Company or violate any applicable laws; (e) that the information supplied by the Company for this Proxy Statement - Prospectus is neither false nor misleading; (f) that the documents furnished by Sequoia pursuant to the Merger Agreement contain no untrue statement of a material fact or omits to state a material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; (g) that no fees are owed to any brokers or investment bankers by the Company; (h) that its employee benefit plans do not violate applicable laws; (i) that there has been no material adverse change in the Company's business since August 31, 1995; (j) that all material contracts of the Company have been made available to SAC; (k) that all such contracts have been complied with by the Company; (l) that the Company has paid all taxes which have become due and has filed all relevant tax returns; (m) that there is no litigation with respect to the Company that would materially and adversely affect the value of the Company; (n) that the Company's business is conducted in substantial compliance with law; (o) that the books of the Company are complete and correct; (p) that the Company's insurance policies are in full force and effect; and (q) that the Company has not received written notice of its default under any material agreement.

     In the Merger Agreement, TMS and SAC have represented and warranted to the Company, among other things: (i) that each of TMS and SAC is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted in all material respects; (ii) that they have full corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby; (iii) that the execution and delivery of the Merger Agreement will not conflict with or result in a breach of any provision of their Certificates of Incorporation or Bylaws; (iv) that reports filed by TMS with the Commission do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (v) that no representation or warranty by TMS or SAC in the Merger Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; (vi) that no fees are owed to any brokers or investment bankers by TMS or SAC; and (vii) SAC holds sufficient shares of TMS Common Stock to consummate the Merger.

     The Company has, among other things, agreed to conduct its operations according to its ordinary and usual course of business and consistent with past practice. In that regard, the Company has agreed that it will not, except as otherwise expressly provided in the Merger Agreement, engage in certain types of transactions including to: (i) issue, sell, set aside or pledge, or authorize or propose the issuance, sale or pledge of any shares of capital stock of any class (including Sequoia Stock) or securities convertible into such shares, or any rights, warrants or options to acquire any such shares or other convertible securities; (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding shares of Sequoia Stock; (iii) declare or pay any dividend on or distribution of any shares of its capital stock; (iv) propose or adopt any amendments to its Articles of Incorporation or Bylaws; (v) alter any financial arrangement with any employee of the Company; (vi) sell, mortgage or dispose of any material portion of the Company's assets; (vii) enter into any material contracts except in the ordinary course of business; (viii) propose, recommend or authorize any merger besides the Merger; or (ix) agree in writing or propose to take any of the foregoing actions or any action which would make any representation or warranty in the Merger Agreement untrue or incorrect.

     Under the Merger Agreement, the Company has agreed to give SAC and its authorized representatives access to the personnel, offices, and other facilities and to the books and records of the Company and agreed to permit SAC to make such inspections as it may require and to cause its officers to furnish SAC with financial and operating data and other information with respect to the business and properties of the Company as SAC may from time to time request.

     Except as set forth in the Merger Agreement, or as required by applicable law, the Merger Agreement provides that the Company shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than TMS or an affiliate or associate of TMS) concerning any merger, sale of assets, sale of shares of Sequoia Stock or similar transaction involving the Company or any subsidiary of the Company.

     The Merger Agreement provides that, subject to its terms, each of the parties will use its best efforts to take or cause to be taken, all actions, and do, or cause to be done, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement and will use its best efforts to obtain all necessary consents to the Merger. If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the parties have agreed that the proper officers and directors of each party shall take all such necessary action.

     The Merger Agreement provides that TMS, SAC and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     Although the Merger Agreement does not require that the Merger qualify as a tax-free reorganization under the Code or as a pooling-of-interests for accounting and financial reporting purposes, both TMS and Sequoia are unlikely to complete the Merger in the event either of these treatments are not applicable to the Merger. In the event either were inapplicable to the Merger and the parties nonetheless desired to complete the Merger, proxies for approval of the Merger by Sequoia shareholders would be resolicited.

TERMINATION; AMENDMENTS; WAIVER

     The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Date notwithstanding approval thereof by the shareholders of the Company: (i) by the written mutual consent of the duly authorized Board of Directors of SAC and the Company; (ii) by SAC or by the Company, if any representation or warranty of the other party is or becomes untrue in any material respect or if the other party materially breaches any of its covenants or agreements in the Merger Agreement; or (iii) by SAC or the Company if the Effective Date shall not have occurred on or before March 31, 1996; provided that this termination right shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement causes or results in the failure of the Effective Date to occur on or before such date.

     The Merger Agreement may be amended by actions taken by or on behalf of the Boards of Directors of the Company and TMS at any time before the Effective Date but, after the approval of the shareholders of the Company, no amendment shall decrease the consideration of 2.837 shares of TMS Common Stock to be received by shareholders for each share held by them.

     The Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated thereby shall be paid by the party incurring such expenses.

                              GENERAL INFORMATION

VOTE REQUIRED

     Approval of the Merger Agreement requires the affirmative vote of the holders of a majority (more than 50%) of the outstanding Sequoia Stock. Each holder of Sequoia Stock as of the Record Date is entitled to one vote for each Sequoia Stock held. On the Record Date, there were 1,284,180 shares of Sequoia Stock outstanding.

     Dana R. Allen, President, Chief Executive Officer and Chairman of the Company, owns 719,719 shares of Sequoia Stock (approximately 56% of the outstanding Sequoia Stock) and has agreed in the Merger Agreement to vote all of his shares in favor of the Merger Agreement. Approval of the Merger Agreement is assured by Mr. Allen's agreement.

     Approval of the Merger Agreement by the shareholders of TMS is not required. The Board of Directors of SAC and the Board of Directors of TMS, as the sole shareholder of SAC, have approved the Merger and the Merger Agreement. Under the Oklahoma General Corporation Act, approval by the shareholders of a parent corporation is not required for the merger of a subsidiary with another corporation.

VOTING RIGHTS AND PROCEDURES

     Any person signing and mailing the enclosed proxy may vote in person if in attendance at the Meeting. Proxies may be revoked at any time before they are voted by notifying the Secretary of such revocation, in writing, at the Meeting, or by submitting a later dated proxy. Sequoia shareholders are encouraged to vote on the matters to come before the Meeting by marking their preferences on the enclosed proxy and by dating, signing, and returning the proxy in the enclosed envelope. If a preference is not indicated on a proxy, the proxy will be voted "FOR" the proposal to approve the Merger Agreement.


     It is not anticipated that matters other than those described above and in the Notice of Special Meeting, to which this Proxy Statement - Prospectus is appended, will be brought before the Meeting for action, but if any other matters properly come before the Meeting, it is intended that votes thereon will be cast pursuant to said proxies in accordance with the best judgment of the proxy holders.

     With respect to the tabulation of votes on any other matter, abstentions are treated as present or represented and entitled to vote at the Meeting, while non-votes by nominees are treated as not being present or represented and not entitled to vote at the Meeting.

CONVERSION OF SHARES IN THE MERGER

     At the Effective Date, each share of Sequoia Stock issued and outstanding immediately prior thereto (other than shares of Sequoia Stock held by any shareholder who shall have perfected his or her right to dissent under the California Corporations Code) will be automatically converted into the right to receive 2.837 shares of TMS Common Stock.

EXCHANGE OF CERTIFICATES


     American Stock Transfer, as exchange agent (the "Exchange Agent"), will provide transmittal forms to Sequoia shareholders to be used in forwarding their certificates for shares of Sequoia Stock into which their Sequoia shares were converted in the Merger. Until such surrender, certificates representing Sequoia Stock will be deemed to represent the number of shares of TMS Common Stock into which such shares of Sequoia Stock were converted in the Merger, except that the holders of Sequoia certificates will not be entitled to receive dividends or any other distributions from TMS until such certificates are so surrendered. When such certificates are surrendered, the holders of TMS certificates issued in the Merger will be paid, without interest, any dividends or other distributions which may have become payable with respect to such TMS Common Stock since the Effective Date.

FRACTIONAL SHARES

     No certificates representing fractional shares will be issued by TMS in respect of TMS Common Stock issued pursuant to the Merger and no TMS dividend, stock split or interest will relate to any fractional share. No fractional share interests will entitle the owner thereof to vote or to any rights of a shareholder of TMS. In lieu of any such fractional shares, TMS shall deliver whole shares of TMS Common Stock by rounding down to the next number if the fraction is less than .5 and rounding up to the next highest number if the fraction is .5 or greater.

REGISTRATION

     TMS has registered the TMS Common Stock issuable upon conversion of the Sequoia Stock in the Merger pursuant to a filing with the Commission of a Registration Statement on Form S-4 with respect to, and will take any actions necessary under the state blue sky or securities laws in connection with, the issuance of such shares.

RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to Chapter 13 of the California Corporations Code (the "Corporations Code"), any Sequoia shareholder who desires to receive the fair market value of his or her Sequoia Stock in cash rather than to receive
TMS Common Stock as part of the Merger may do so if he or she complies with the provisions of the Corporations Code pertaining to the exercise of dissenters' rights. The following is a summary of such provisions of the Corporations Code and is qualified in its entirety by reference to such provisions, copies of which are attached to this Proxy Statement - Prospectus as Exhibit II.

     Sequoia shareholders have the right to dissent from approval of the Merger and to demand payment in cash for their shares. In general, to perfect the right to dissent, a shareholder must take the following actions: (a) vote against the Merger or abstain from voting for the Merger; (b) submit a demand in writing, no later than 30 days after the Approval Date (as such term is defined below), that Sequoia purchase the shareholder's shares and pay the shareholder the fair market value of the shares in cash; and (c) within 30 days after the Approval Date, submit the certificates representing the shares to be purchased, stamped with a legend identifying them as dissenting shares. The "Approval Date" is the date Sequoia mails notice of shareholder approval of the Merger pursuant to Section 1301 of the Corporations Code. Such notice will notify shareholders of the Approval Date as well as the address to which demands for payment by dissenting shareholders should be sent. Such notice will constitute an offer by Sequoia to buy any dissenting shares.

     The demand for payment must state the number and class of the shares held of record by the shareholder that the shareholder wants Sequoia to purchase. The demand must state what the shareholder claims to be the fair market value of the shares as of September 7, 1995, which was the day before the first announcement of the Merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. Assuming that the Merger is approved by the required vote, shareholders who do not meet those requirements are bound by the terms of the Merger Agreement.

     If a dissenting shareholder and Sequoia agree that the shares are dissenting shares and agree upon the fair market value for the shares, Sequoia will pay the dissenting shareholder the agreed value with interest at the legal rate from the date of such agreement, within 30 days after the date of the agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later. If, within six months after the Approval Date, Sequoia denies that the shares are dissenting shares, or Sequoia and the shareholder fail to agree upon the fair market value of the shares, then the shareholder or Sequoia may seek a court determination of whether the shares are dissenting shares, the fair market value of the dissenting shares, or both. The shareholder may recover the amount the court determines to be the fair market value of each dissenting share multiplied by the number of dissenting shares Sequoia must purchase, plus interest at the legal rate from the date of judgment. The judgment is payable only upon endorsement and delivery to Sequoia of the certificates for the shares described in the judgment. The cost of the action shall be apportioned as the court considers equitable, but Sequoia shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate from the date upon which Sequoia notified shareholders of the Approval Date) if the value awarded by the court for the shares is more than 125% of the price offered by Sequoia. The dissenting shareholder and persons claiming under the shareholder will be bound by the terms of the Merger Agreement if the shareholder transfers the shares before submitting them to be legended or withdraws the demand that Sequoia purchase the shares, or if, within six months after the Approval Date, Sequoia and the shareholder have neither agreed on the fair market value of the shares nor filed a petition as set forth above.

     A vote in favor of the Merger Agreement constitutes a waiver of dissenters' rights under Chapter 13 of the Corporations Code. Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, a holder of shares of Sequoia Stock who votes by proxy and who wishes to exercise his or her dissenters' rights must, after notifying Sequoia of his or her intention to dissent, either (a) vote AGAINST the approval and adoption of the Merger Agreement and the transactions contemplated thereby or (b) abstain from voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Further, a vote against approval of the Merger Agreement or abstaining to vote for the Merger Agreement does not satisfy the requirement of a written demand for payment or the other actions required by Chapter 13 of the Corporations Code to perfect dissenters' rights. Such written demand for payment must be in addition to and separate from any proxy regarding the Merger Agreement.

     Failure to follow the provisions of Chapter 13 of the Corporations Code will result in a loss of dissenters' rights. In addition, if Sequoia and TMS abandon the Merger, the right of a dissenting shareholder to be paid the fair market value of his or her shares will cease.

STOCK OPTIONS AND WARRANTS

     In the event the Merger is consummated, Sequoia's stock options and warrants will be converted into options or warrants to purchase shares of TMS Common Stock with each such option or warrant being converted into the right to purchase 2.837 shares of TMS Common Stock for each share of Sequoia Common Stock purchasable under such option or warrant at an exercise price equal to 35.24% of the exercise price per share of Sequoia Common Stock under such option or warrant. Each of the remaining terms and conditions of the outstanding Sequoia stock options and warrants shall remain in full force and affect and shall be assumed and accepted by TMS upon the consummation of the Merger.

EFFECTIVE DATE OF THE MERGER

     If the Merger Agreement is approved by requisite vote of the Sequoia shareholders, and the other conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Oklahoma and an Officer's Certificate and Merger Agreement with the Secretary of State of the State of California. It is presently contemplated that the Effective Date will occur on or about March 15, 1996. The

Effective Date could, however, be delayed to allow for the 30-day time period to elapse with respect to those shareholders who did not vote in favor of the Merger or who did not vote at the Meeting, whether in person or by proxy.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling-of-interests" for accounting and financial reporting.


                           BACKGROUND OF THE MERGER

SUMMARY OF EVENTS

     In the late spring and early summer 1995, discussions began between Maxwell Steinhardt, President of TMS, and Dana R. Allen, Chairman of Sequoia, concerning a possible business combination to consolidate the two operations into a company able to better compete in the imaging industry. Mr. Steinhardt and Mr. Allen considered the following key issues: technology and product compatibilities between the companies, distribution approaches, customers, revenue mix, company cultures, markets of opportunity, company outlooks and possible structures of the proposed transaction. As a result of these negotiations, the Company believed that TMS and Sequoia would be highly complementary in technology and products, share many customers and have the ability to combine technologies, products, and marketing and selling infrastructures to their mutual benefit.

     In meetings during August and September 1995, the Sequoia Board met and reviewed Sequoia's future as a small, privately-held company in an increasingly competitive and technologically changing computer software industry. The Board believed that in order for Sequoia to continue to compete in the imaging industry it needed to expand the market share for its existing products, develop new markets and build a staff of software developers to continue product innovation. However, the Board believed that although the Company had operated profitably for 11 consecutive quarters through the fiscal year ended August 31, 1995, and revenues had generally increased from quarter to quarter, net cash provided by operations was insufficient to fund Sequoia's financial and human resources needs to rapidly respond to these market opportunities. Moreover, the Board had concerns regarding the Company's ability, as a privately-held company, to achieve investment liquidity for the benefit of its shareholders and option holders.

     To address the issues relating to expansion and the need for additional human and financial resources, the Board initially considered raising capital through a private placement. Due to Sequoia's difficulty in the past in raising significant capital through private placements, and the lack of liquidity for Sequoia Stock, the Board did not believe that sufficient capital could be raised on terms, or in a time frame, satisfactory to the Company. A private placement also did not address the lack of a secondary market for the resale of shares held by Sequoia's existing shareholders. An initial public offering was also considered, but the Board concluded that this option was not viable, given the relatively small size of the Company's revenues and earnings.

     In light of the difficulty of pursuing either a private or public offering of Sequoia Stock, the Board next considered the prospects of combining its operations with a company in the imaging industry. The Board desired to locate a public company with which Sequoia had a strong business relationship, common customers and complementary products. Based upon these factors, the Board viewed TMS as an attractive opportunity for a business combination.
The Board also believed that the size of TMS relative to Sequoia was also important, in that Sequoia's contributions would have greater impact on the earnings and revenues of the combined entity than it would if Sequoia were merged with a larger company.


     During August 1995, negotiations continued between TMS and Sequoia, principally through Mr. Steinhardt and Mr. Allen, who reported to their respective Boards of Directors. Negotiations also involved other officers of each company, as well as legal counsel for Sequoia and TMS. These negotiations concentrated primarily on possible structures for the transaction. TMS proposed that the transaction take the form of an exchange of stock, which was acceptable to Sequoia, so long as there was a mechanism adopted whereby Sequoia shareholders would be issued additional shares based upon Sequoia's performance in the two years following the Merger. Sequoia proposed a basic formula for such a performance feature, which was acceptable to TMS, and a proposed letter of intent (the "Letter of Intent") was prepared, that set forth the material terms pursuant to which TMS would combine with Sequoia by means of a merger with SAC.


     The Sequoia Board reviewed the Letter of Intent and considered the factors discussed below. On September 6, 1995, the Letter of Intent was executed, which provided for a merger in which each share of Sequoia Stock would be converted into 2.5222 shares of TMS Common Stock (or an aggregate of 4,444,444 shares (inclusive of shares of TMS Common Stock issuable upon exercise of outstanding options to purchase Sequoia Stock)). The Letter of Intent also provided for a performance feature whereby up to 4,444,444 additional shares of TMS Common Stock would be issued if certain Sequoia net income and revenue goals were achieved in the two years following the Merger. On the date of announcement of the Letter of Intent, the closing bid price per share of TMS Common Stock was $.59.

     A review by Sequoia and TMS of the accounting treatment for the Merger as contemplated by the Letter of Intent revealed that the performance feature would prohibit pooling-of-interests accounting treatment. To address this concern, TMS proposed that a maximum of 4,444,444 shares of TMS Common Stock be issued in the Merger and that the performance feature be stricken. Sequoia rejected this proposal and as a result of these additional negotiations, TMS and Sequoia executed an amended Letter of Intent, which increased the number of shares of TMS Common Stock issuable in exchange for each outstanding share of Sequoia Stock to 2.837 shares (or an aggregate of 5,284,366 shares (inclusive of shares of TMS Common Stock issuable upon exercise of outstanding options to purchase Sequoia Stock)) and the performance feature was stricken. The principal benefit to both parties from the this revised structure was that, based upon the earnings of both companies for fiscal 1995, the earnings per share of the combined company would not be less than the earnings per share (adjusted for the exchange rate in the Merger) of each company separately. By striking the performance feature, Sequoia shareholders will receive no additional shares of TMS Common Stock after completion of the Merger, except for the exercise of outstanding options by the holders thereof.

     On November 7, 1995, TMS, SAC, Sequoia and Dana R. Allen executed the Merger Agreement.

    On December 6, 1995, TMS, SAC and Sequoia entered into Amendment No. 1 to the Merger Agreement which, among other things, extended the deadline for closing of the Merger to March 31, 1996. The terms of such amendment are reflected in the Merger Agreement attached to this Proxy Statement -Prospectus as Exhibit I.

SEQUOIA'S REASONS FOR THE MERGER; RECOMMENDATION OF SEQUOIA'S BOARD OF
DIRECTORS


     THE BOARD OF DIRECTORS OF SEQUOIA (THE "SEQUOIA BOARD") BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF SEQUOIA AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


     The Sequoia Board has given careful consideration to the Merger, the business of TMS and Sequoia, the potential benefits to be achieved by both Sequoia and its shareholders, the relative values of Sequoia and TMS, the interests of management in the Merger, and the risks of the Merger to Sequoia and its shareholders. See "Risk Factors". Based on the foregoing considerations discussed in detail below, the Sequoia Board believes that the transactions contemplated by the Merger Agreement are fair and in the best interest of Sequoia and its shareholders and unanimously recommends that Sequoia's shareholders vote FOR approval of the Merger.


BUSINESS SYNERGIES BETWEEN SEQUOIA AND TMS


     The Board believes that Sequoia's products are complementary to the products and services offered by TMS, and that, because Sequoia and TMS serve different segments of the digital document imaging market, there are opportunities to expand market shares without detracting from the sales of either company.


     TMS operations include products and services, and its products are primarily text and image retrieval "toolkits," which are software development products that allow customers to develop new software application or customize existing applications. Services include software design and development, custom programming, CD-ROM Publishing, consulting and the conversion of paper documents for use in electronic publishing environment.


     Sequoia's products are primarily document image enhancement and forms processing software toolkits and applications for OCR (Optical Character Recognition) assistance. Sequoia does some custom programming, but has more demand for such services than it can supply.


     The Sequoia Board believes that Sequoia's products complement TMS products. For instance, creation of a typical document imaging software product may require the use of seven software development toolkits. Sequoia markets three of the needed toolkits (ScanFix, GrayFix, and FormFix) and TMS markets another three (ScanDirector, ViewDirector, and MasterView). The remaining required program may be acquired from many different vendors. Many customers of the two companies have been using both Sequoia's and TMS' products for several years.

     TMS intends to market Sequoia's products to its existing customers and Sequoia will market TMS' software products and software development services to its customers. Sequoia's customers often desire custom programming services to integrate or modify Sequoia's software products into their existing technologies. The Merger will provide a single source for both products and services.

     When combined, Sequoia and TMS will field one of the largest suites of core technologies for the digital document imaging market. This will make the combined entity more attractive in marketing to large integrators and software developers looking for a technology partner.

FINANCIAL FAIRNESS

     Due to the relatively high cost to small companies of investment banking fairness opinions, the Sequoia Board did not obtain an outside independent valuation of Sequoia, but rather conducted its own analysis of Sequoia's results of operations, including comparisons of Sequoia to other publicly traded companies. Furthermore, the Sequoia Board reviewed TMS' historical operations as set forth in its public filings and internal corporate documents.



     The Sequoia Board examined the financial ratios of publicly-traded stocks in the imaging industry and used such ratios as a guide for valuing TMS and Sequoia. The Board used two principal ratios: stock market price to sales ("Price/Sales"), and stock market price to earnings ("Price/Earnings"). The Board relied upon the ratios of the following companies in the imaging industry:
(i) Cornerstone Imaging Inc. (Price/Sales: 1.4; Price/Earnings: 21.0); (ii) Excalibur Technology Corporation (Price/Sales: 13.7; Price/Earnings: not available (loss)); FileNet Corporation (Price/Sales: 2.9; Price/Earings: 33); and Innodata Corporation (Price/Sales: 1.17; Price/Earnings: 16.88).

     The analysis began with a valuation of TMS Common Stock. In this process, the Board did not speculate on possible increases or decreases in the price of TMS Common Stock as a result of the Merger or other factors. Sequoia recognized that from the commencement of merger negotiations to the time of the execution of the Letter of Intent, the bid price of TMS Common Stock was trading in the range of $.59 to $1.00. On September 7, 1995, the date the Letter of Intent was executed, the bid price of TMS Common Stock was $.59 per share, which was at the low end of that range.



     The Board valued the TMS Common Stock at $.90 per share, which was in the range of bid prices during the four months prior to the execution of the Letter of Intent. At $.90 per share, TMS Common Stock had a Price/Sales ratio of 1.96 per share and a Price/Earnings ratio of 11.25, based on the results of operations of TMS as of August 31, 1995. Although this value was $.31 per share higher than the bid price of $.59 per share on the day the Letter of Intent was executed, the Board believed that other factors such as the TMS net operating loss carryforward of approximately $5,200,000 as of August 31, 1995 for federal income taxes and the relatively illiquid market for TMS Common Stock supported a higher value for the TMS Common Stock.

     A supporting factor of such valuation, though not dispositive because of the relatively illiquid nature of the market for TMS Common Stock, is that since September 15, 1995, the bid price of TMS Common Stock has traded in the range of $.80 to $1.31. On February 5, 1996, the bid price of TMS Common Stock was
$1.19.


     Based upon a market value of TMS Common Stock of $.90 per share, the value received by Sequoia shareholders and option holders would be approximately $2.55 per share, which would be the equivalent to a Price/Sales ratio of 4.8 and a Price/Earnings ratio of 22.4. The Board believed that both ratios were consistent with current valuations of the companies reviewed by the Board. Moreover this price was in excess of the highest price paid for Sequoia Stock ($1.50 per share, adjusted for the exchange rate in the Merger) in any private placement of Sequoia Stock.

     For several reasons, the Board believes that these ratios are the best indicators for determining the values of TMS Common Stock and Sequoia Stock. First, book values were not viewed as the principal valuation method because software companies traditionally have low book values due to the nature of their principal assets, i.e., software and technical know-how, and that such assets are not generally reflected as significant assets on the balance sheet. Second, although Sequoia is privately-held and the market for TMS Common Stock has not traditionally been active, the Board believed that the investment community will apply those ratios, or comparable ratios, to the combined company as TMS Common Stock becomes more actively traded and once listing on a stock exchange is achieved. The Board believes that the Merger and the increase in revenues to TMS therefrom is likely to attract more attention from investors and market makers, who will apply ratios similar to these. However, there can be no assurance that following the Merger such increased attention will be realized, that a stock exchange listing, if achieved, will result in increased analyst or investor attention, or that TMS Common Stock will be valued highly relative to other companies in the industry.

     Following execution of the Letter of Intent, Sequoia's Chief Financial Officer performed a due diligence investigation of the financial condition of TMS, as indicated in TMS' public filings and in internal documents disclosed to Sequoia. The Board believes that the results of this investigation supported the Board's conclusions as to the valuation of TMS Common Stock and Sequoia
Stock.


Considerations Relating to the Market for TMS Common Stock

     The Sequoia Board believes that, in addition to the strategic business advantages and financial fairness of the Merger, Sequoia shareholders will be provided with an opportunity for liquidity of their investment. TMS Common
Stock is publicly traded on the over-the-counter market and, as such, will offer Sequoia shareholders the ability to sell their shares into a market which has not existed for Sequoia.

     Although publicly traded, TMS Common Stock has not historically been actively traded and is not currently eligible for inclusion on the Nasdaq Stock Market or any other stock exchange. To qualify for listing on the Nasdaq Small Cap Market, two principal requirements must be satisfied: (i) TMS total assets must increase from $3,301,280 at November 30, 1995 to over $4,000,000; and (ii) the market price per share of TMS Common Stock must exceed $3.00 per share. Based upon the pro forma financial statements giving effect to the Merger, TMS would have, assuming consummation of the Merger as of November 30, 1995, total assets of approximately $4,060,593. Therefore, the total assets requirement would be satisfied if, following consummation of the Merger, total assets remain at that level or are increased; a decline could mean that, in order to meet the total assets requirement, additional assets would need to be obtained through
(i) equity or debt financing, (ii) working capital provided by operations or
(iii) acquisitions. TMS Common Stock has traded below the $3.00 minimum bid price and a reverse stock split may be necessary to cause the bid price of TMS Common Stock to exceed $3.00. There is no assurance that a reverse split will be successful in reaching such a minimum price or that the price of TMS Common Stock would, after adjustment for the reverse split, trade at the same level as the pre-split shares. TMS has, from time to time, considered a reverse split and may effect a reverse split in the future; however, there are no present commitments to do so.

     Because TMS Common Stock is not listed on the Nasdaq Stock Market or an exchange, it is considered to be a "penny stock" under the rules of the Commission. Acquiring, holding and selling penny stocks involve certain risks and considerations. Investors who sell their shares of penny stocks will receive the bid price per share, less a "markdown," which is compensation charged by the dealer in the security. Further, trading in penny stocks tends to be limited because broker-dealers must comply with special procedures, disclosures and practices. Prior to the purchase of a penny stock, investors are required to be given a statement which outlines certain risks in investing in penny stocks. Generally, this statement pertains to the sales practices of dealers in penny stocks, the compensation of such dealers and other matters relating to purchasing penny stocks from securities dealers.

     The Sequoia Board recognized that even if an exchange listing is obtained, there can be no assurance that the market for TMS Common Stock will become liquid or active or that liquidity or activity, if achieved, will be sustained.

PERCENTAGE OWNERSHIP FOLLOWING THE MERGER

     Assuming that none of the outstanding options to purchase Sequoia's Stock are exercised prior to the Effective Date and no exercise of dissenters rights by Sequoia shareholders, immediately following the consummation of the Merger, Sequoia shareholders will beneficially own TMS Common Stock representing approximately 30.1% of the outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As provided in the Merger Agreement, upon the consummation of the Merger, Dana R. Allen, Chairman, President and Chief Executive Officer of Sequoia, will be elected to the Board of Directors of TMS and will execute a three-year employment agreement with Sequoia. See "--Employment Agreement with Dana R. Allen." The Board of Directors does not view the execution of such employment agreement as a conflict of interest, inasmuch as the agreement does not confer upon Mr. Allen substantially greater rights respecting employment than that afforded him prior to the Merger. TMS however, views the agreement as a significant measure to preserve the proprietary information of Sequoia.

OFFICERS, DIRECTORS AND EMPLOYEES

     The Merger Agreement provides that Dana R. Allen is to be nominated to the Board of Directors of TMS prior to and as a condition to the Merger. Further, although TMS will have no obligation to continue to employ persons currently employed by Sequoia, it is anticipated that subsequent to the Merger the present employees of Sequoia, including officers, will continue to be employed by Sequoia at the salary or wage rates, terms, conditions and benefits in effect as of the Effective Date. Moreover, all indemnification provisions currently in effect under Sequoia's Articles of Incorporation or bylaws with respect to officers, directors, employees and agents of Sequoia will be continued in full force and effect.

EMPLOYMENT AGREEMENT WITH DANA R. ALLEN

      In connection with and as a condition to the consummation of the Merger, Sequoia is required to exert its best efforts to execute a three-year employment agreement with Dana R. Allen. Under such employment contract, Mr. Allen will receive a salary of $75,000 per year, which shall be reviewed annually with respect to salary increases. Mr. Allen will be entitled to participate in employee benefit plans available to employees generally. Sequoia may terminate Mr. Allen at any time with or without cause, which shall be effective 90 days from termination notice. In such an event, Mr. Allen shall receive his annual salary through the effective date of termination. In addition, the agreement requires Mr. Allen to maintain the confidentiality of the proprietary and trade secret information of TMS.

TMS' REASONS FOR THE MERGER

     TMS is acquiring Sequoia as part of its overall strategy of acquiring independent software companies. TMS believes that the Merger will enable TMS to expand its capabilities, provide it with the opportunity to serve additional customers in the software industry, and position it to meet emerging trends within that industry. In addition, the combination of revenues and assets of Sequoia will contribute to improving the ability of TMS to include TMS Common Stock on the Nasdaq Stock Market.


              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


     Set forth on the following pages is certain unaudited pro forma combined financial information with respect to the Merger, including an unaudited pro forma combined balance sheet as of November 30, 1995 and unaudited pro forma combined statements of operations for the three months ended November 30, 1995 and the years ended August 31, 1995, 1994 and 1993. The pro forma combined balance sheet has been prepared on the basis that the Merger occurred on November 30, 1995. The pro forma combined statements of operations have been prepared on the basis that the Merger occurred at the beginning of the earliest year presented. The Merger is expected to qualify as a "pooling-of-interests" for accounting and financial reporting, and has been structured to qualify as a tax free reorganization. The unaudited pro forma combined financial statements should be read in conjunction with the notes thereto and the financial statements of TMS and Sequoia included elsewhere or incorporated herein. The pro forma combined results of operations are not necessarily indicative of future operations of TMS or results that actually would have occurred had the Merger been effected on the dates indicated.

TMS, INC.
UNAUDITED PRO FORMA
COMBINED BALANCE SHEET
NOVEMBER 30, 1995


                                                                                                   TMS/SEQUOIA
                                                    TMS           SEQUOIA        PRO FORMA            MERGER
                    ASSETS                        HISTORICAL     HISTORICAL     ADJUSTMENTS         PRO FORMA
                    ------                        ----------     ----------     -----------         ---------
Current Assets:
  Cash and cash equivalents                         $140,915       376,347             ---            517,262
  Short-term investments                                 ---         4,673             ---              4,673
  Trade accounts receivable                        1,027,431       232,300             ---          1,259,731
  Allowance for returns and doubtful accounts        (65,370)      (32,359)            ---            (97,729)
  Contract service work in process                   112,495           ---             ---            112,495
  Deferred income taxes                              180,000        18,512             ---            198,512
  Prepaid expenses and other current assets           79,774        11,401             ---             91,175
                                                 -----------   -----------     -----------        -----------
    Total current assets                           1,475,245       610,874             ---          2,086,119
                                                 -----------   -----------     -----------        -----------

Property and equipment                             2,034,552       136,690             ---          2,171,242
  Less accumulated depreciation                     (621,603)      (98,278)            ---           (719,881)
    and amortization                             -----------   -----------     -----------        -----------


      Net property and equipment                   1,412,949        38,412             ---          1,451,361
                                                 -----------   -----------     -----------        -----------

Other assets:
  Capitalized software development costs, net        259,827       160,417             ---            420,244
  Deferred income taxes                              140,000           ---         (68,204)/(2)/       71,796
  Other assets                                        13,259        17,814             ---             31,073
                                                 -----------   -----------     -----------        -----------

    Total other assets                               413,086       178,231         (68,204)           523,113
                                                 -----------   -----------     -----------        -----------

Total assets                                     $ 3,301,280       827,517         (68,204)         4,060,593
                                                 ===========   ===========     ============       ===========

    Liabilities and Shareholders' Equity
    ------------------------------------

Current liabilities:
  Current installments of long-term debt              18,294           ---             ---             18,294
  Accounts payable                                   190,418        55,574          50,000/(3)/       295,992
  Accrued payroll and commissions                    215,341        45,257             ---            260,598
  Other liabilities                                   15,250        12,458             ---             27,708
  Deferred revenue                                    69,559           ---             ---             69,559
                                                 -----------   -----------     -----------        -----------

    Total current liabilities                        508,862       113,289          50,000            672,151

Long-term debt, net of current installments          371,528           ---             ---            371,528
Deferred income taxes                                    ---        68,204         (68,204)/(2)/          ---
                                                 -----------   -----------     -----------        -----------

    Total liabilities                                880,390       181,493         (18,204)         1,043,679
                                                 -----------   -----------     -----------        -----------
Shareholders' Equity
  Common stock                                       423,925       632,086        (449,924)/(1)/      606,087
  Additional paid-in capital                      10,554,932           ---         449,924 /(1)/   11,004,856
  Unamortized deferred compensation                   (3,034)          ---             ---             (3,034)
  Accumulated (deficit) earnings                  (8,554,933)       13,938         (50,000)/(3)/   (8,590,995)
                                                 -----------   -----------     -----------        -----------
    Total shareholders' equity                     2,420,890       646,024         (50,000)         3,016,914
                                                 -----------   -----------     -----------        -----------

                                                 $ 3,301,280       827,517         (68,204)         4,060,593
                                                 ===========   ===========     ===========        ===========



See accompanying notes to the unaudited pro forma combined financial statements.

TMS, INC.
UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 1995

                                                                                        TMS/SEQUOIA
                                             TMS          SEQUOIA       PROFORMA          MERGER
                                         HISTORICAL     HISTORICAL     ADJUSTMENTS       PRO FORMA
                                         ----------    -----------     -----------       ---------
Revenue:
  Software development and document
    conversion services                    $486,504            ---             ---         486,504
  Licensing and royalties                   813,804        303,140             ---       1,116,944
                                         ----------     ----------      ----------      ----------

                                          1,300,308        303,140             ---       1,603,448
                                         ----------     ----------      ----------      ----------
Operating costs and expenses:
  Software development and document
    conversion services                     375,056            ---             ---         375,056
  Selling, general and administrative       651,423        270,399             ---         921,822
  Research and development                  138,149            ---             ---         138,149
                                         ----------     ----------      ----------      ----------

                                          1,164,628        270,399             ---       1,435,027
                                         ----------     ----------      ----------      ----------

Operating income                            135,680         32,741             ---         168,421

Other income (expense):
  Interest income                             3,063          4,168             ---           7,231
  Interest expense                           (9,887)           ---             ---          (9,887)
  Other, net                                 25,134            370             ---          25,504
                                         ----------     ----------      ----------      ----------

Income before income taxes                  153,990         37,279             ---         191,269

Income tax expense                              ---        (14,911)            ---         (14,911)
                                         ----------     ----------      ----------      ----------

Net income                                 $153,990         22,368             ---         176,358
                                         ==========     ==========      ==========      ==========

Net income per common and common              $0.02           0.02                            0.01
  equivalent share                       ==========     ==========                      ==========


Weighted average common and common        9,384,300      1,342,056                      13,673,727/(5)/
  equivalent shares                      ==========     ==========                      ==========


See accompanying notes to the unaudited pro forma combined financial statements.

TMS, INC.
UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
YEAR ENDED AUGUST 31, 1995


                                                                                       1995
                                                                                   TMS/SEQUOIA
                                             TMS         SEQUOIA     PRO FORMA        MERGER
                                          HISTORICAL   HISTORICAL   ADJUSTMENTS     PRO FORMA
                                         -----------   ----------   -----------     ---------
Revenue:
  Software development and document
    conversion services                   $1,889,672          ---           ---    1,889,672
  Licensing and royalties                  2,331,448      988,949           ---    3,320,397
                                           ---------    ---------     ---------    ---------

                                           4,221,120      988,949           ---    5,210,069
                                           ---------    ---------     ---------    ---------
Operating costs and expenses:
  Software development and document
    conversion services                    1,109,253          ---           ---    1,109,253
  Selling, general and administrative      2,205,511      640,309           ---    2,845,820
  Research and development                   470,559          ---           ---      470,559
                                           ---------    ---------     ---------    ---------

                                           3,785,323      640,309           ---    4,425,632
                                           ---------    ---------     ---------    ---------

Operating income                             435,797      348,640           ---      784,437

Other income (expense):
  Interest income                              4,837        9,570           ---       14,407
  Interest expense                           (11,305)         ---           ---      (11,305)
  Other, net                                  26,312         (384)          ---       25,928
                                           ---------    ---------     ---------    ---------

Income before income taxes                   455,641      357,826           ---      813,467

Income tax benefit (expense)                 315,840     (145,301)          ---      170,539
                                           ---------    ---------     ---------    ---------

Net income                                $  771,481      212,525           ---      984,006
                                           =========    =========     =========    =========

Net income per common and common               $0.08         0.16                       0.08
  equivalent share                         =========    =========                  =========


Weighted average common and common
  equivalent shares                        9,188,351    1,343,739                 13,105,194(5)
                                           =========    =========                 ==========

See accompanying notes to the unaudited pro forma combined financial statements.

TMS, INC.
UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
YEAR ENDED AUGUST 31, 1994
                                                                                           1994
                                                                                       TMS/SEQUOIA
                                             TMS         SEQUOIA        PRO FORMA         MERGER
                                          HISTORICAL    HISTORICAL     ADJUSTMENTS      PRO FORMA
                                          ----------    ----------     -----------      ---------
Revenue:
  Software development and document
    conversion services                   $1,216,935           ---             ---      1,216,935
  Licensing and royalties                  2,219,826       535,323             ---      2,755,149
                                          ----------   -----------     -----------     ----------

                                           3,436,761       535,323             ---      3,972,084
                                          ----------   -----------     -----------     ----------
Operating costs and expenses:
  Software development and document
    conversion services                      721,826           ---             ---        721,826
  Selling, general and administrative      1,903,706       420,711             ---      2,324,417
  Research and development                   471,462           ---             ---        471,462
                                          ----------   -----------     -----------     ----------

                                           3,096,994       420,711             ---      3,517,705
                                          ----------   -----------     -----------     ----------

Operating income                             339,767       114,612             ---        454,379

Other income (expense):
  Interest income                              4,424         2,140             ---          6,564
  Interest expense                            (1,075)          ---             ---         (1,075)
  Other, net                                   9,205         2,733             ---         11,938
                                          ----------   -----------     -----------     ----------

Income before income taxes                   352,321       119,485             ---        471,806

Income tax expense                            (1,700)      (49,591)            ---        (51,291)
                                          ----------   -----------     -----------     ----------

Net income                                $  350,621        69,894/(4)/        ---        420,515
                                          ==========   ===========     ===========     ==========

Net income per common and
 common equivalent share                  $     0.04          0.05                           0.03
                                          ==========   ===========                     ==========

Weighted average common and common
  equivalent shares                        9,012,191     1,347,652                     12,768,824/(5)/
                                          ==========   ===========                     ==========


See accompanying notes to the unaudited pro forma combined financial statements.

TMS, INC.
UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
YEAR ENDED AUGUST 31, 1993

                                                                                       1993
                                                                                   TMS/SEQUOIA
                                             TMS        SEQUOIA     PRO FORMA         MERGER
                                         HISTORICAL   HISTORICAL   ADJUSTMENTS      PRO FORMA
                                         ----------   ----------   -----------      ---------
Revenue:
  Software development and document
    conversion services                  $  422,815          ---           ---          422,815
  Licensing and royalties                 2,378,050      300,621           ---        2,678,671
                                         ----------   ----------    ----------       ----------

                                          2,800,865      300,621           ---        3,101,486
                                         ----------   ----------    ----------       ----------
Operating costs and expenses:
  Software development and document
    conversion services                     277,624          ---           ---          277,624
  Selling, general and administrative     1,570,134      313,180           ---        1,883,314
  Research and development                  513,597          ---           ---          513,597
                                         ----------   ----------    ----------       ----------

                                          2,361,355      313,180           ---        2,674,535
                                         ----------   ----------    ----------       ----------

Operating income (loss)                     439,510      (12,559)          ---          426,951

Other income (expense):
  Interest income                             6,452          978           ---            7,430
  Interest expense                          (22,339)         ---           ---          (22,339)
  Other, net                                 10,430        1,182           ---           11,612
                                         ----------   ----------    ----------       ----------

Income (loss) before income taxes           434,053      (10,399)          ---          423,654

Income tax (expense) benefit                 (4,000)       4,160           ---              160
                                         ----------   ----------    ----------       ----------


Net income (loss)                           430,053       (6,239)          ---          423,814
                                         ==========   ==========    ==========       ==========
Net income (loss) per common and
 common equivalent share                      $0.05        (0.01)                          0.03
                                         ==========   ==========                     ==========

Weighted average common and common
  equivalent shares                       9,093,162    1,198,780                     13,409,459/(5)/
                                         ==========    =========                     ==========



See accompanying notes to the unaudited pro forma combined financial statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


(1) Adjustment reflects the exchange of Sequoia common shares at November 30, 1995 for 2.837 shares of TMS common shares, and the resulting increase in additional paid-in-capital. At November 30, 1995, after giving effect to the Merger, TMS would have had outstanding 12,121,730 common shares, par value, $.05. On November 30, 1995, TMS and Sequoia had 8,478,511 and 1,284,180 Common Shares outstanding, respectively.


(2) Adjustment reflects offset of TMS' non-current deferred tax asset by the amount of Sequoia's non-current deferred tax liability.


(3) Merger costs incurred of approximately $120,000 have been recognized in the pro forma combined statements of operations for the three months ended November 30, 1995. Additional merger costs estimated at approximately $30,000 to $50,000 will be charged to operations as incurred. The pro forma combined balance sheet gives effect to $50,000 of such expenses as if they had been incurred as of November 30, 1995.

(4) Sequoia adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, as of September 1, 1993, and recorded the cumulative effect of the accounting change in its 1994 Statement of Operations. The cumulative effect of the accounting change ($157,768) has been excluded from the 1994 unaudited pro forma combined statement of operations.


(5) In calculating the pro forma weighted average common and common equivalent shares, the 2.837 exchange ratio was applied to the Sequoia stock options and the exercise price was adjusted to 35.24% of the Sequoia exercise price. Dilutive effect of Sequoia stock options was determined by reference to market prices of TMS common stock.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Myers, Hawley, Morley, Myers & McDonnell, tax counsel to the Company, has provided the Company with its opinion as to the federal income tax consequences related to the Merger. Such opinion is based upon current law, accompanying Treasury Regulations (the "Regulations"), published positions of the Internal Revenue Service (the "Service"), relevant judicial and other authorities and upon an assumption that the Merger will be carried out in the manner described in this Proxy Statement - Prospectus. This opinion is not binding upon the Service, and no assurance can be given that were the Service to challenge the stated tax treatment of the Merger it would not be successful. This opinion is set forth below.

     The Merger will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     No gain or loss will be recognized by a holder of Sequoia Stock upon the exchange of Sequoia Stock solely for TMS Common Stock. The aggregate basis of the TMS Common Stock received in the Merger by a holder of Sequoia Stock will be the same as the aggregate basis of Sequoia Stock surrendered in exchange therefor. The holding period of the TMS Common Stock received in the Merger by a holder of Sequoia Stock will include the holding period of Sequoia Stock surrendered in exchange therefor, provided that the holder held Sequoia Stock as a capital asset as of the Effective Date.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH SHAREHOLDER IS URGED TO CONSULT HIS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OF THE MERGER AND THE EXERCISE OF STATUTORY RIGHTS OF DISSENTING SHAREHOLDERS, INCLUDING THE EFFECTS OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to Chapter 13 of the California Corporations Code (the "Corporations Code"), any Sequoia shareholder who desires to receive the fair market value of his or her Sequoia Stock in cash rather than to retain his or her shares of Sequoia Stock as part of the Merger may do so if he or she complies with the provisions of the Corporations Code pertaining to the exercise of dissenters' rights. The following is a summary of such provisions of the Corporations Code and is qualified in its entirety by reference to such provisions, copies of which are attached to this Proxy Statement - Prospectus as
Exhibit II.

     Sequoia shareholders have the right to dissent from approval of the Merger and to demand payment in cash for their shares. In general, to perfect the right to dissent, a shareholder must take the following actions: (a) vote against the Merger or abstain from voting for the Merger; (b) submit a demand in writing, no later than 30 days after the Approval Date (as such term is defined below), that Sequoia purchase the shareholder's shares and pay the shareholder the fair market value of the shares in cash; and (c) within 30 days after the Approval Date, submit the certificates representing the shares to be purchased, stamped with a legend identifying them as dissenting shares. The "Approval Date" is the date Sequoia mails notice of shareholder approval of the Merger pursuant to Section 1301 of the Corporations Code. Such notice will notify shareholders of the Approval Date as well as the address to which demands for payment by dissenting shareholders should be sent. Such notice will constitute an offer by Sequoia to buy any dissenting shares.

     The demand for payment must state the number and class of the shares held of record by the shareholder that the shareholder wants Sequoia to purchase. The demand must state what the shareholder claims to be the fair market value of the shares as of September 7, 1995, which was the day before the first announcement of the Merger.

The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. Assuming that the Merger is approved by the required vote, shareholders who do not meet those requirements are bound by the terms of the Merger Agreement.

     If a dissenting shareholder and Sequoia agree that the shares are dissenting shares and agree upon the fair market value for the shares, Sequoia will pay the dissenting shareholder the agreed value with interest at the legal rate from the date of such agreement, within 30 days after the date of the agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later. If, within six months after the Approval Date, Sequoia denies that the shares are dissenting shares, or Sequoia and the shareholder fail to agree upon the fair market value of the shares, then the shareholder or Sequoia may seek a court determination of whether the shares are dissenting shares, the fair market value of the dissenting shares, or both. The shareholder may recover the amount the court determines to be the fair market value of each dissenting share multiplied by the number of dissenting shares Sequoia must purchase, plus interest at the legal rate from the date of judgment. The judgment is payable only upon endorsement and delivery to Sequoia of the certificates for the shares described in the judgment. The cost of the action shall be apportioned as the court considers equitable, but Sequoia shall pay the costs (including in the discretion of the court, attorneys' fees, fees of expert witnesses and interest at the legal rate from the date upon which Sequoia notified shareholders of the Approval Date) if the value awarded by the court for the shares is more than 125% of the price offered by Sequoia. The dissenting shareholder and persons claiming under the shareholder will be bound by the terms of the Merger Agreement if the shareholder transfers the shares before submitting them to be legended or withdraws the demand that Sequoia purchase the shares, or if, within six months after the Approval Date, Sequoia and the shareholder have neither agreed on the fair market value of the shares nor filed a petition as set forth above.

     A vote in favor of the Merger Agreement constitutes a waiver of dissenters' rights under Chapter 13 of the Corporations Code. Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, a holder of shares of Sequoia Stock who votes by proxy and who wishes to exercise his or her dissenters' rights must, after notifying Sequoia of his or her intention to dissent, either (a) vote AGAINST the approval and adoption of the Merger Agreement and the transactions contemplated thereby or (b) abstain from voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Further, a vote against approval of the Merger Agreement or abstaining to vote for the Merger Agreement does not satisfy the requirement of a written demand for payment or the other actions required by Chapter 13 of the Corporations Code to perfect dissenters' rights. Such written demand for payment must be in addition to and separate from any proxy regarding the Merger Agreement.

     Failure to follow the provisions of Chapter 13 of the Corporations Code will result in a loss of dissenters' rights. In addition, if Sequoia and TMS abandon the Merger, the right of a dissenting shareholder to be paid the fair market value of his or her shares will cease.

                                BUSINESS OF TMS

     TMS, Inc. ("TMS") has been engaged in the computer software industry since 1981. TMS licenses computer software products and provides software development services to enable information delivery through electronic publishing and electronic image management.

     TMS operations include products and services used by corporations, governments and large institutions. TMS products are primarily text and image retrieval "toolkits," which are software development products that allow customers to develop new software applications or customize existing applications. In addition, TMS offers off-the-shelf products for customers that do not have software development resources. Services include software development and the conversion of paper documents for use in electronic publishing environments. TMS emphasizes the development of software for customers desiring new or custom applications, and document conversion for customers desiring to convert paper and other media to electronic form.

     The executive offices of TMS are located at 206 West Sixth Avenue, Stillwater, Oklahoma, and its telephone number is (405) 377-0880.

                      INFORMATION WITH RESPECT TO SEQUOIA

BUSINESS OF SEQUOIA

     Sequoia was founded on September 9, 1987. Sequoia is in the business of producing innovative software products in the document imaging industry. Sequoia's principal place of business is located in Burlingame, California and as of January 31, 1996, Sequoia had 12 employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CERTAIN RELEVANT FACTORS

     The Company's operating results have reflected certain trends. In fiscal 1995, revenue from the sale of ScanFix toolkits began to flatten at the same time that royalty revenue from ScanFix increased. The increase in royalties resulted from many customers completing their own products for resale and reporting royalties to the Company. During the first quarter of fiscal 1996, the Company's royalties from ScanFix continued to represent a significant percentage of revenues, amounting to approximately 17% of total revenue. In addition, the Company saw an increase in revenue from the sale, to existing customers, of optional feature tools that can be added to the existing ScanFix product. The Company released its FormFix product in fiscal 1995 and during the first quarter of fiscal 1996 sales of this product represented approximately 24% of total revenue. The Company expects royalties from the FormFix product to increase over the next few years, after customers have completed their own products for resale.

     Gross profit for fiscal 1995 was 94.5% compared to 90.1% in fiscal 1994. The increase can primarily be attributable the increase in royalty revenues which essentially results in little or no cost to the Company. During the first quarter of fiscal 1996, the Company's gross profit was 91.1%. The slight decrease compared to the 94.5% realized in fiscal year 1995 was primarily due to the change in the mix of product versus royalty revenue. Volatility in gross profit margins is directly impacted by the mix of product and royalty revenues and is expected to continue.

     Earnings from operations as a percent of net sales were 35.2% for the 1995 fiscal year, and 10.8% for the first quarter of fiscal 1996. The decline for the first quarter of fiscal 1996 was primarily due to nonrecurring legal and accounting costs associated with the Merger and increased sales and marketing expenses. The Company expects fiscal 1996 earnings from operations as a percent of net sales to be less than fiscal 1995 as a result of the same factors that affected the first quarter.

     At August 31, 1995, 85 days of net sales were outstanding in accounts receivable, compared to 58 days of net sales outstanding at August 31, 1994. This increase in days net sales outstanding is a direct result of a substantial decrease in allowances for returns and doubtful accounts. At August 31, 1995, 13% of accounts receivable was reserved for returns and doubtful accounts, compared to 43% of accounts receivable reserved at August 31, 1994. During fiscal 1995, improved methods of evaluation of sales and collection of overdue accounts decreased the number of returns and unpaid accounts. Using the value of accounts receivable before such allowances, 98 days of net sales were outstanding in accounts receivable at August 31, 1995, compared to 102 days of net sales outstanding at August 31, 1994.

     For fiscal 1995, the Company estimates that domestic government sales were less than 10% of total domestic sales, and estimates that foreign sales were 28% of total sales.

LEGAL PROCEEDINGS OF SEQUOIA

     Sequoia does not have any material pending or threatened litigation.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS OF SEQUOIA

     There have been no changes in or disagreements with the independent accountants of Sequoia during the two most recent fiscal years or any subsequent interim period.

MARKET FOR SEQUOIA STOCK; DIVIDENDS

     There is no public or established private market for Sequoia Stock. No dividends have been paid on Sequoia Stock since Sequoia's incorporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Sequoia shareholders of record at the close of business on January 31, 1996, will be entitled to one vote for each share of Sequoia Stock then held. As of that date, there were 1,284,180 shares of Sequoia Stock issued and outstanding. As of the date of this Proxy Statement - Prospectus, management of Sequoia knows of no persons other than those listed below who are deemed to be the beneficial owners, as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of more than 5% of the shares of Sequoia Stock.

                                                      SHARES
NAME OF                                            BENEFICIALLY     PERCENT OF
BENEFICIAL OWNER                                      OWNED         OWNERSHIP
----------------                                      -----         ---------
Dana R. Allen                                         731,719/(1)/    59.3%
3149 Page Street
Redwood City, CA 90463

Susan Allen                                           111,193/(2)/     9.2%
3149 Page Street
Redwood City, CA 90463

EMG Capital, Inc./(3)/                                 98,278          8.1%
1127 Pope Street
St. Helena, CA 94574

/(1)/ Includes stock options for the purchase of 12,000 shares of Sequoia Stock with an option exercise price of $1.50 per share.

/(2)/ Includes stock options for the purchase of 104,393 shares of Sequoia Stock with option exercise prices ranging from $1.25 to $1.50 per share.

/(3)/ Timothy Darrin 9/19/86 Trust is the sole shareholder of EMG Capital, Inc., and Timothy Darrin and Kevin O'Donnell are the co-trustees of that trust.

        On January 31, 1996, there were 51 holders of record of Sequoia
Stock.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the security ownership of the directors of Sequoia and of the directors and executive officers of Sequoia as a group as of January 31, 1996:

                                                                      SHARES
                                                                   BENEFICIALLY
                                                                      OWNED
                                                                      -----
Dana R. Allen/(1)/..............................................     731,719
Susan Allen/(2)/................................................     111,193
Hubert R. Granger, Jr./(3)/.....................................      45,333
Lawrence Kubo/(4)/..............................................      12,000
David Howe......................................................       4,000
                                                                     -------
All Directors and Executive Officers as a Group (five persons)..     904,245
                                                                     =======

/(1)/ Includes stock options for the purchase of 12,000 shares of Sequoia Stock with an option exercise price of $1.50 per share.

/(2)/ Includes stock options for the purchase of 104,393 shares of Sequoia Stock with option exercise prices ranging from $1.25 to $1.50 per share.

/(3)/ Includes stock options for the purchase of 12,000 shares of Sequoia Stock with an option exercise price of $1.50 per share.

/(4)/ Includes stock options for the purchase of 12,000 shares of Sequoia Stock with an option exercise price of $1.50 per share.

DIRECTORS AND EXECUTIVE OFFICERS OF SEQUOIA

          The directors and executive officers of Sequoia are set forth below:


Name                            Age                 Position
----                            ---                 --------
Dana R. Allen                   42      Chairman of the Board of Directors,
                                        President and Chief Executive Officer
H. R. Granger                   53      Director
Larry Kubo                      45      Director
David Howe                      45      Chief Financial Officer
Susan Allen                     36      Secretary

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the cash compensation paid by Sequoia for the fiscal year ended August 31, 1995 to Dana R. Allen, Sequoia's Chief Executive Officer.

                    Name              Cash Compensation Paid
                    ----              ----------------------
                    Dana R. Allen     $61,988

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sequoia has no material business relationships with, did not engage in any material transactions with and had no material indebtedness due from, any of its directors and officers or any member of their families or their affiliates.

                         DESCRIPTION OF SEQUOIA STOCK

     The only classes of capital stock of Sequoia authorized by the Articles of Incorporation of Sequoia, as amended, consist of 20,000,000 shares of common stock, no par value ("Sequoia Stock") and 10,000,000 shares of preferred stock, of which 70,000 shares have been designated as Series A Preferred Stock, and none of the authorized shares of such series of preferred stock are outstanding. There were 1,284,180 shares of Sequoia Stock issued and outstanding on the Record Date. As of January 31, 1996, there were options outstanding to purchase 578,656 shares of Sequoia Stock.

     Holders of Sequoia Stock are entitled to one vote for each share of Sequoia Stock held on all matters submitted to a vote of shareholders. Pursuant to the Articles of Incorporation of Sequoia, in the election of directors, shareholders are permitted to cumulate their votes. All issued and outstanding shares of Sequoia Stock are fully paid and non-assessable.

        COMPARATIVE RIGHTS OF TMS SHAREHOLDERS AND SEQUOIA SHAREHOLDERS

     If the proposed Merger is consummated, the Sequoia shareholders will become holders of shares of TMS Common Stock. Thereafter, the rights and privileges of such shareholders will be governed by the provisions of the Oklahoma General Corporation Act (the "OGCA") and the Certificate of Incorporation and Bylaws of TMS. A comparison of the various rights of a shareholder of Sequoia as governed by the Corporations Code and Sequoia's Articles of Incorporation and Bylaws, with such rights of a shareholder of TMS as governed by the OGCA and the Certificate of Incorporation and Bylaws of TMS is set forth below. This summary does not purport to be a complete statement of all of the differences in the rights of such holders and is qualified in its entirety by reference to the above-mentioned laws, Certificate of Incorporation and Bylaws.

DISSENTERS' RIGHTS

     Under the Corporations Code, shareholders who dissent from certain corporate actions, such as mergers and other corporate "reorganizations," may in certain circumstances, demand appraisal of, and obtain payment for, the "fair value" of their shares by following the procedures prescribed in Chapter 13 of the Corporations Code. Such statutory procedures are described elsewhere in this Proxy Statement - Prospectus. Although shareholders of an Oklahoma corporation who dissent from such corporate actions are also provided appraisal rights, the right to dissent and therefore exercise appraisal rights must be exercised in a different manner than that required under the Corporations Code. Specifically, under the OGCA, shareholders who desire to exercise their appraisal rights and dissent from such corporate action must provide express written notice of their intent to exercise such rights prior to the holding of the shareholder vote for approval of the action. Abstention from, or merely voting against approval is not sufficient under the OGCA for providing notice of one's intent to exercise his or her appraisal rights. In contrast, under the Corporations Code, Sequoia shareholders are permitted to exercise their appraisal rights and thereby dissent from such corporate actions at any time within 30 days after shareholder approval of the corporate action provided that the shareholder voted against the corporate action or abstained from voting thereon.

CUMULATIVE VOTING

     The right of Sequoia shareholders to cumulate their votes in connection with the election of directors is guaranteed by the Corporations Code. Cumulative voting provisions are intended to aid minority shareholders in securing representation on the Board of Directors. At each election of directors, every shareholder entitled to vote in such election has the right to demand, before the taking of such vote, to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected and for whose election he or she has a right to vote, or cumulate his or her votes by giving one candidate as many votes as the number of such directors multiplied by the number of his or her shares, or by distributing such votes on the same principle among any number of such candidates.

     Under the OGCA, cumulative voting is only allowed if it is so provided for in a corporation's Certificate of Incorporation. As the Certificate of Incorporation of TMS does not include a provision granting shareholders the right to cumulate votes, no such rights will be available to Sequoia shareholders subsequent to the Merger. Accordingly, the holders of more than 51% of the shares will be able to elect the Board of Directors and minority shareholders will not be able to elect a representative to the Board.

RIGHT TO CALL SPECIAL MEETINGS

     Under the Corporations Code, shareholder(s) entitled to cast at least ten percent of the votes at the meeting may, upon request in writing to the Chairman of the Board, President, Vice President or Secretary of the corporation, demand that a special meeting of the corporation's shareholders be held. The OGCA has no corresponding provision and special meetings of shareholders may only be called by the corporation's board of directors. As a consequence, shareholders have no right to require that the corporation hold a special meeting to address issues of concern that may be raised by shareholders.

RIGHT TO APPROVE AND REMOVE DIRECTORS

     Under the Corporations Code, shareholders: (i) are entitled to elect directors to fill vacancies which are not filled by the board of directors; (ii) may hold a special meeting to elect a completely new board of directors when the filling of a vacancy by the board of directors results in a board of directors in which less than a majority of directors were elected by the shareholders; and
(iii) provided that the suit is brought by holder of ten percent or greater of any class of outstanding securities, may bring suit to remove a director of the basis of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation and may bar the reelection of any director so removed for a period prescribed by the court. None of these rights are available to shareholders of an Oklahoma corporation.

RIGHT TO REVIEW CORPORATE BOOKS AND RECORDS

     Under the Corporations Code, shareholders are granted broad rights to obtain copies of and review corporate accounting books and minutes of board and shareholder meetings upon written demand and may review such records at any reasonable time during the corporation's usual business hours. While shareholders are provided similar rights under the OGCA, the corporation may require that the shareholder provide the corporation with a proper purpose before permitting the shareholder to inspect such books and records.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Corporations Code and the OGCA both provide for the indemnification of officers and directors of the corporation under certain circumstances. There is a distinction however, between the implementation of the indemnification provisions of each state's law. Specifically, under the Corporations Code, an officer or director is not entitled to receive indemnification in the event of any settlement of any judicial or other proceeding unless the settlement is approved by the court. Approval of the court is not required under the OGCA.

                                 LEGAL MATTERS

     The validity of the TMS Common Stock offered hereby will be passed upon for TMS by Phillips McFall McCaffrey McVay & Murrah, P.C. Certain tax matters were reviewed for Sequoia by Myers, Hawley, Morley, Myers & McDonell.

                                    EXPERTS

     The financial statements and schedule of TMS as of August 31, 1995 and 1994, and for each of the years in the three-year period ended August 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Sequoia as of August 31, 1995 and 1994, and for each of the years in the two-year period ended August 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       INDEX TO FINANCIAL STATEMENTS AND
                         FINANCIAL STATEMENT SCHEDULE


                                                                         Page
                                                                         ----

TMS, Inc.:

   The annual financial statements of TMS, Inc. and the independent auditors' report thereon are included in the annual report on Form 10-K for the year ended
     August, 31, 1995, and the quarterly financial statements as of November 30, 1995, and for the three months ended November 30, 1995 and 1994, are included in the Form 10-Q for the quarter ended November 30, 1995, both of which are incorporated herein by reference.

Sequoia Computer Corporation (dba Sequoia Data Corporation):

   Independent Auditors' Report                                          F-2

   Balance Sheets as of November 30, 1995 (Unaudited), and
     August 31, 1995 and 1994                                            F-3

   Statements of Earnings, Three Months ended November 30, 1995
     and 1994 (Unaudited), and Years ended August 31, 1995 and 1994      F-4

   Statements of Shareholders' Equity, Three Months ended November
     30, 1995 (Unaudited), and Years ended August 31, 1995 and 1994      F-5

   Statements of Cash Flows, Three Months ended November 30, 1995
     and 1994 (Unaudited), and Years ended August 31, 1995 and 1994      F-6

   Notes to Financial Statements                                         F-7

                         Independent Auditors' Report
                         ----------------------------


The Board of Directors
Sequoia Computer Corporation:


We have audited the accompanying balance sheets of Sequoia Computer Corporation (the Company), dba Sequoia Data Corporation, as of August 31, 1995 and 1994, and the related statements of earnings, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 to these financial statements, the Company is expected to merge with TMS, Inc., a publicly held computer software company, early in the Company's fiscal 1996, subject to negotiation and execution of a definitive agreement between the two companies.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sequoia Computer Corporation as of August 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Notes 3 and 9 to the financial statements, in 1994 the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.



                                                 KPMG Peat Marwick LLP

San Jose, California
October 6, 1995

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                                Balance Sheets

                November 30, 1995, and August 31, 1995 and 1994

                                                                             August 31,
                                                      November 30,   --------------------------
                                                          1995           1995          1994
                                                      ------------   ------------  ------------
                 Assets                                (Unaudited)
                 ------
Current assets:
  Cash and cash equivalents                              $376,347      290,049        45,075
  Short-term investments                                    4,673        4,673        84,673
  Trade accounts receivable, net of allowance for
     returns and doubtful accounts of $32,359 at
     November 30, 1995, and $35,133 and $64,799
     at August 31, 1995 and 1994, respectively            199,941      230,979        85,590
  Other receivables                                            --        1,073         8,102
  Prepaid expenses                                         11,401        7,953            --
  Deferred income taxes                                    18,512       27,623       134,704
                                                         --------      -------      --------

          Total current assets                            610,874      562,350       358,144

Property and equipment, net                                38,412       36,333        29,045
Capitalized software development costs, net               160,417      134,578        48,336
Patent costs                                               17,814       17,569         9,766
                                                         --------      -------      --------

                                                         $827,517      750,830       445,291
                                                         ========      =======      ========
Liabilities and Shareholders' Equity
------------------------------------

Current liabilities:
  Accounts payable                                       $ 55,574       29,292         9,852
  Commissions payable                                      28,153       22,461        17,938
  Other accrued liabilities                                29,562       12,217         1,587
                                                         --------      -------      --------

          Total current liabilities                       113,289       63,970        29,377
                                                         --------      -------      --------

Deferred income taxes                                      68,204       63,204        25,783
                                                         --------      -------      --------

Shareholders' equity:
  Series A preferred stock, no par value;
     10,000,000 shares authorized; no shares
     issued and out-standing as of November 30,
     1995, and 70,000 shares issued and
     outstanding as of August 31, 1995 and 1994                --      105,000       105,000
  Common stock, no par value; 20,000,000 shares
     authorized; 1,284,180 issued and outstanding
     as of November 30, 1995, and 1,214,180 and
     1,200,180 shares issued and outstanding as of
     August 31, 1995 and 1994, respectively               632,086      527,086       506,086
  Accumulated earnings (deficit)                           13,938       (8,430)     (220,955)
                                                         --------      -------      --------

          Total shareholders' equity                      646,024      623,656       390,131

Commitments and contingencies (note 10)
                                                         --------      -------      --------

                                                         $827,517      750,830       445,291
                                                         ========      =======      ========

See accompanying notes to financial statements.

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                            Statements of Earnings

              Three Months ended November 30, 1995 and 1994, and
                     Years ended August 31, 1995 and 1994

                                             Three Months ended                 Years ended
                                                November 30,                    August 31,
                                         --------------------------     -------------------------
                                            1995            1994           1995           1994
                                         ----------      ----------     ----------     ----------
                                                 (Unaudited)
Net sales                                 $303,140        206,239        988,949        535,323

Cost of sales                               26,931          9,343         54,828         52,639
                                          --------        -------        -------        -------

          Gross profit                     276,209        196,896        934,121        482,684
                                          --------        -------        -------        -------

Operating expenses:
        General and administrative         130,698         51,452        278,728        207,603
        Sales and marketing                112,770         60,784        306,753        160,469
                                          --------        -------        -------        -------

          Operating expenses               243,468        112,236        585,481        368,072
                                          --------        -------        -------        -------

          Earnings from operations          32,741         84,660        348,640        114,612
                                          --------        -------        -------        -------

Other income (expense)                         370          1,032           (384)         2,733

Interest income                              4,168          1,595          9,570          2,140
                                          --------        -------        -------        -------

          Total other income                 4,538          2,627          9,186          4,873
                                          --------        -------        -------        -------

          Earnings before income tax
            provision and cumulative
            effect of change in accounting
            principle                       37,279         87,287        357,826        119,485

Provision for income taxes                  14,911         35,445        145,301         49,591
                                          --------        -------        -------        -------

          Earnings before cumulative
            effect of change in
            accounting principle            22,368         51,842        212,525         69,894

Cumulative effect of change in
  accounting principle                          --             --             --        157,768
                                          --------        -------        -------        -------

          Net earnings                    $ 22,368         51,842        212,525        227,662
                                          ========        =======        =======        =======


See accompanying notes to financial statements.

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                      Statements of Shareholders' Equity

                   Three Months ended November 30, 1995, and
                     Years ended August 31, 1995 and 1994

                                                                                     Years ended August 31,
                                             Three Months ended       ----------------------------------------------------
                                             November 30, 1995                  1995                        1994
                                          ------------------------    ------------------------    ------------------------
                                            Shares        Amount        Shares        Amount        Shares        Amount
                                          ----------    ----------    ----------    ----------    ----------    ----------
                                                (Unaudited)
Preferred stock:
  Balance, beginning of period               70,000      $ 105,000        70,000     $ 105,000        70,000     $ 105,000
  Conversion of preferred shares to
    common shares                           (70,000)      (105,000)           --            --            --            --
                                          ---------      ---------     ---------     ---------     ---------     ---------

 Balance, end of period                          --             --        70,000       105,000        70,000       105,000
                                          =========      ---------     =========     ---------     =========     ---------

Common stock:
  Balance, beginning of period            1,214,180        527,086     1,200,180       506,086     1,198,780       505,142
  Exercise of stock options                      --             --        14,000        21,000         1,400           944
  Conversion of preferred shares to
    common shares                            70,000        105,000            --            --            --            --
                                          ---------      ---------     ---------     ---------     ---------     ---------

 Balance, end of period                   1,284,180        632,086     1,214,180       527,086     1,200,180       506,086
                                          =========      ---------     =========     ---------     =========     ---------

Accumulated earnings (deficit):
  Balance, beginning of period                              (8,430)                   (220,955)                   (448,617)
  Net earnings                                              22,368                     212,525                     227,662
                                                         ---------                   ---------                   ---------

  Balance, end of period                                    13,938                      (8,430)                   (220,955)
                                                         ---------                   ---------                   ---------

Total shareholders' equity                               $ 646,024                   $ 623,656                   $ 390,131
                                                         =========                   =========                   =========

See accompanying notes to financial statements.

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                            Statements of Cash Flows

              Three Months ended November 30, 1995 and 1994, and
                     Years ended August 31, 1995 and 1994

                                                 Three Months ended                Years ended
                                                    November 30,                   August, 31
                                            ---------------------------   ---------------------------
                                                1995           1994           1995           1994
                                            ------------   ------------   ------------   ------------
                                                    (Unaudited)
Cash flows from operating activities:
  Net earnings                                $ 22,368         51,842        212,525        227,662
  Adjustments to reconcile net
    earnings to net cash provided by
    operating activities:
      Depreciation and amortization             14,315          5,328         37,611         15,712
      Realized loss from sale of
        short-term investments                      --             --          1,957             --
      Cumulative effect of change in
        accounting principle                        --             --             --       (157,768)
      Deferred income taxes                     14,111         35,445        144,501         48,791
      Issuance of common stock under
        options in exchange for services
        rendered                                    --             --          9,000             --
      Changes in operating assets
        and liabilities:
        Trade accounts receivable, net          31,038        (72,553)      (145,389)         4,326
        Other receivables                        1,073         (4,057)         7,028         (1,219)
        Prepaid expenses and other
          current assets                        (3,448)            --         (7,953)         2,043
        Accounts payable                        26,282         (3,485)        19,440         (1,907)
        Commissions payable                      5,692          3,773          4,523          7,719
        Deferred revenue                            --             --             --        (23,900)
        Other accrued liabilities               17,345         (1,098)        10,630        (12,829)
                                              --------        -------       --------       --------

          Net cash provided by
           operating activities                128,776         15,195        293,873        108,630
                                              --------        -------       --------       --------

Cash flows from investing activities:
  Capital expenditures                          (8,374)        (1,179)       (18,352)       (11,969)
  Proceeds from sale of property and
    equipment                                    3,635             --             --             --
  Purchase of short-term investments                --             --             --        (84,673)
  Proceeds from the sale of                         --             --         78,043             --
    short-term investments
  Additions to software development costs      (37,494)       (39,889)      (112,787)       (52,606)
  Additions to patent costs                       (245)            --         (7,803)            --
                                              --------        -------       --------       --------

          Net cash used in investing
           activities                          (42,478)       (41,068)       (60,899)      (149,248)
                                              --------        -------       --------       --------

Cash flows provided by financing
  activities -- proceeds from issuance
  of common stock                                   --             --         12,000            944
                                              --------        -------       --------       --------

Net increase (decrease) in cash and
  cash equivalents                              86,298        (25,873)       244,974        (39,674)

Cash and cash equivalents at beginning
  of period                                    290,049         45,075         45,075         84,749
                                              --------        -------       --------       --------

Cash and cash equivalents at end of
  period                                      $376,347         19,202        290,049         45,075
                                              ========        =======       ========       ========

Supplemental disclosure of cash flow
  information:
  Cash paid during the period for
    income taxes                              $    800            800          1,268            800
                                              ========        =======       ========       ========

See accompanying notes to financial statements.

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                         Notes to Financial Statements

                  November 30, 1995 and 1994 (Unaudited), and
                           August 31, 1995 and 1994


(1)  Description of Company

     Sequoia Computer Corporation (the Company), dba Sequoia Data Corporation, was incorporated in the state of California in 1987. The Company develops and markets innovative software products in the document image processing, image enhancement, forms processing, and data entry industries. The Company's products include ScanFix, FormFix, and GrayFix software tool kits.

(2)  Unaudited Financial Information

     The unaudited interim financial statements as of November 30, 1995, and for the three-month periods ended November 30, 1995 and 1994, reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows. All adjustments are normal and recurring. The financial information for the interim periods may not necessarily be indicative of the results expected for the year.

(3)  Summary of Significant Accounting Policies

     Revenue Recognition

     Revenue is recognized at the time of shipment, net of allowances for estimated future product returns. The Company's obligations after the point of sale are insignificant. Costs relating to any post sale obligations are therefore expensed as incurred.

     Cash and Cash Equivalents

     Cash and cash equivalents consist primarily of highly liquid money market accounts carried at cost plus accrued interest, which approximates market value. All cash equivalents have maturities of less than three months at the time of purchase.

     Short-Term Investments

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, for investments held as of September 1, 1994. Under the provisions of SFAS No. 115, the Company has classified its investments as "available-for-sale." Such investments are recorded at fair value and unrealized gains and losses, if material, are reported as a separate component of equity until realized. The cost of securities sold is based upon the specific identification method. There was no cumulative effect on earnings as a result of the adoption of SFAS No. 115.

     Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years.

                                                                     (Continued)

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                         Notes to Financial Statements


     Capitalized Software Development Costs

     The Company capitalizes software development costs after the technological feasibility of the product has been established in accordance with SFAS No. 86, Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed. Such costs are amortized using the straight-line method over the estimated economic life of the product, which is generally two years from the date of product release. The amortization expense was $11,655 and $2,562 for each of the three months ended November 30, 1995 and 1994, respectively, and $26,545 and $4,270 for each of the years ended August 31, 1995 and 1994, respectively. This amortization approximates or is greater than that which would be determined using the ratio of current product revenue to the total anticipated product revenue. The Company periodically evaluates unamortized capitalized software costs to determine that such costs are recoverable.

     Income Taxes

     Effective September 1, 1993, the Company adopted the provisions of SFAS No. 109, Accounting for Income Taxes, and has reported the cumulative effect of that change in the method of accounting for income taxes in the accompanying 1994 statement of earnings. SFAS No. 109 prescribes an asset and liability approach that results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than future enactment's of changes in tax laws or rates.

     Patent Costs

     Patent costs are comprised of capitalized costs associated with obtaining patent rights for certain software products. Such costs will be amortized over the useful life of the patents on the straight-line method once the patents have been obtained.

(4)  Property and Equipment

     Property and equipment consisted of the following as of November 30 and August 31:

                                                                 August 31,
                                            November 30,     ------------------
                                                1995         1995          1994
                                                ----         ----          ----
                                            (Unaudited)
   Furniture and fixtures                    $ 39,170       39,170        35,333
   Computer equipment and software             97,521       89,147        74,631
   Motor vehicles                                  --       10,386        10,386
                                             --------     --------       -------

                                              136,691      138,703       120,350

   Less accumulated depreciation               98,279      102,370        91,305
                                             --------     --------       -------

                                             $ 38,412       36,333        29,045
                                             ========     ========       =======

                                                                     (Continued)

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                         Notes to Financial Statements

(5)  Short-Term Investments

     Short-term investments consisted of the following as of November 30 and August 31:

                                                                August 31,
                                         November 30,       ------------------
                                             1995           1995          1994
                                             ----           ----          ----
                                         (Unaudited)
     Corporate bond                        $  4,673         4,673         4,673
     Government bond mutual fund                --            --         80,000
                                           --------      --------      --------

                                           $  4,673         4,673        84,673
                                           ========      ========      ========

     The values of the short-term investments included in the accompanying balance sheets as of November 30, 1995, and August 31, 1995 and 1994 are at cost and approximate fair value. During December 1994, the Company sold its investment in a government bond mutual fund for a realized loss of $1,957.

     The cost and estimated fair value of available-for-sale investments as of November 30, 1995, and August 31, 1995, by contractual maturity, was as follows:

                                                                Estimated
                                                                ---------
                                                      Cost      fair value
                                                      ----      ----------
     Corporate bond maturing in 2005                 $4,673        4,673
                                                     ======       ======

(6)  Shareholders' Equity

     At the discretion of the Board of Directors, the Company grants incentive options to employees, including officers and directors, and warrants to nonemployees (collectively referred to as options). Options become exercisable at such times and under such conditions as determined by the Board of Directors at the date of grant. To date, all options have been issued with an exercise price no less than the fair value at the date of grant. The fair value of the Company's stock is determined by the Board of Directors. As of November 30, 1995, and August 31, 1995, 578,656 options were outstanding of which 444,656 were vested, and as of August 31, 1994, 564,020 options were outstanding of which 499,020 were vested.

                                                                     (Continued)

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                         Notes to Financial Statements

     Activity associated with the Company's stock options for the years ended August 31, 1995 and 1994 is as follows:

                                                   Options           Price
                                                 outstanding       per share
                                                 ------------      ---------

          Balance as of August 31, 1993             437,670       $.15 -- 1.50

          Options granted                           136,750               1.50
          Options exercised                          (1,400)               .67
          Options expired or canceled                (9,000)              1.25
                                                    -------       ------------

          Balance as of August 31, 1994             564,020        .15 -- 1.50

          Options granted                           122,480               1.50
          Options exercised                         (14,000)              1.50
          Options expired or canceled               (93,844)       .90 -- 1.25
                                                    -------       ------------

          Balance as of August 31, 1995, and
          November 30, 1995                         578,656        .15 -- 1.50
                                                    =======

     There was no activity for the three months ended November 30, 1995.

(7)  Preferred Stock

     Each share of Series A preferred stock is convertible at the option of the shareholder at a rate of one share of common stock for one share of Series A preferred stock. Preferred stock would be automatically converted by the Company to common stock on the occurrence of any major event.

     In addition, preferred stock shareholders have preference over common stock shareholders in a liquidation, and would receive the first 15 cents per share of any dividend announced by the Company, on a noncumulative basis. To date, no dividends have been announced by the Company.

     During the three months ended November 30, 1995, the preferred stock was converted to common stock.

(8)  Retirement Savings Plan

     The Company has established a retirement savings plan that is available to all employees with a minimum of five years of service. Employees may elect to contribute up to 15% of their annual salary, subject to special limitations imposed by the Internal Revenue Service. The Company made no contributions to the plan for the three months ended November 30, 1995 and 1994, or for the years ended August 31, 1995 and 1994.

                                                                     (Continued)

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                         Notes to Financial Statements

(9)  Income Taxes

     As discussed in Note 2, the Company adopted SFAS No. 109 as of September 1, 1993. The cumulative effect of this change in accounting for income taxes of $157,768 was determined as of September 1, 1993, and is reported separately in the accompanying statement of earnings for the year ended August 31, 1994.

     Income tax expense for the years ended August 31, 1995 and 1994 consisted of:


                               1995        1994
                               ----        ----

         Current:
           Federal          $    --          --
           State                  800         800
                            ---------   ---------

                                  800         800

         Deferred:
           Federal            110,892      37,600
           State               33,609      11,191
                            ---------   ---------

                              144,501      48,791
                            ---------   ---------

                            $ 145,301      49,591
                            =========   =========

     As of August 31, 1995, the Company has federal net operating loss carryforwards of approximately $273,000, which expire in the years 2005 through 2008.

     The state of California allows 50% of net operating losses incurred to be carried forward for five years. Accordingly, the Company has a net operating loss carryforward for state tax purposes of approximately $32,000 as of August 31, 1995. The carryforward expires in the year 1998.

     The Internal Revenue Code of 1986 and the California Conformity Act of 1987 substantially restrict the ability of a corporation to utilize existing net operating losses in the event of an "ownership change" of the Company, as defined.

                                                                     (Continued)

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                         Notes to Financial Statements

     The tax effect of differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

                                                                        1995          1994
                                                                        ----          ----
     Deferred asset:
       Deferred state taxes                                         $   9,552            --
       Net operating loss carryover                                    95,864       162,566
                                                                    ---------     ---------

     Less valuation allowance                                         105,416       162,566
                                                                           --            --
                                                                    ---------     ---------

         Net deferred asset                                           105,416       162,566
                                                                    ---------     ---------

     Deferred tax liability:
       Cash method of accounting employed for tax purposes            (77,792)      (25,986)
       Software development expenses capitalized for book purposes    (63,204)      (25,783)
       Deferred state taxes                                                --        (1,876)
                                                                    ---------     ---------

         Net deferred liability                                      (140,996)      (53,645)
                                                                    ---------     ---------

     Net deferred asset (liability)                                 $ (35,580)      108,921
                                                                    =========     =========

     The Company believes that it is more likely than not that the results of future operations will generate significant taxable earnings to realize the deferred tax asset, thus, no valuation allowance has been provided.

     The difference between the effective income tax rate and the federal statutory rate of 34% is as follows:

                                                     1995         1994
                                                     ----         ----
          Statutory federal income tax rate         $121,661     40,625
          State tax, net of federal benefit           22,710      7,914
          Other                                          930      1,052
                                                    --------   --------
                                                    $145,301     49,591
                                                    ========   ========

(10) Commitments and Contingencies

     The Company leases office space for its headquarters facility. The lease term expires on June 1, 1996 with an option to renew for an additional 25 months. The minimum future commitment under this lease is approximately $17,000. Rental expense amounted to approximately $8,347 and $4,620 for the three months ended November 30, 1995 and 1994, respectively, and $22,266 and $18,840 for the years ended August 31, 1995 and 1994, respectively.

                                                                     (Continued)

                         SEQUOIA COMPUTER CORPORATION
                        (dba Sequoia Data Corporation)

                         Notes to Financial Statements


     In the normal course of business, the Company is from time to time involved in various asserted and unasserted claims. In the opinion of management, the ultimate disposition of such matters will not have a material effect on the Company's financial position or future results of operations.

(11) Export Sales

     Information regarding the Company's operations by geographic area as of and for the years ended August 31, 1995 and 1994, follows:


     Revenues:                                1995            1994
                                              ----            ----
     United States                         $ 778,227         444,441
     Europe (export sales)                   135,456          35,201
     Asia/Australia (export sales)            39,624          31,470
     Other (export sales)                     35,642          24,211
                                          ---------------------------
                                           $ 988,949         535,323
                                          ===========================

     Accounts Receivable (gross):

     United States                         $ 221,453         129,748
     Europe                                   26,032           8,286
     Asia/Australia                            4,151           4,400
     Other                                    14,476           7,955
                                          ---------------------------
                                           $ 266,112         150,389
                                          ===========================


(12) Subsequent Events

     On September 6, 1995, the Company entered into a Letter of Intent for a plan of merger with TMS, Inc. (TMS), a publicly held computer software company. On September 21, 1995, the Company and TMS agreed to amend the Letter of Intent for changes in the number of TMS shares to be issued for all of the issued and outstanding shares of the Company's common stock. Under the amended Letter of Intent, TMS will issue a maximum of 5,000,000 shares of its common stock in exchange for all outstanding shares of the Company's common stock. In addition, holders of the Company's common stock options at the time of the merger will receive TMS common stock options of corresponding value. The Company anticipates that the merger will be consummated during the first quarter of the Company's fiscal 1996 and will be accounted for using the pooling-of-interests method. Consummation of the merger is subject to several conditions, including negotiation and execution of a definitive agreement.

     In addition, in anticipation of the merger, the holders of all of the preferred stock converted their holdings to common stock in October at the rate of one share of common stock for one share of preferred stock, as outlined in Note 6.

                                                                       Exhibit I



                                    AMENDED
                          PLAN OF REORGANIZATION AND
                              AGREEMENT OF MERGER



                                 BY AND AMONG



                                   TMS, INC.
                           (AN OKLAHOMA CORPORATION)



                                      AND


                             SCC ACQUISITION CORP.
                           (AN OKLAHOMA CORPORATION)



                                      AND


                         SEQUOIA COMPUTER CORPORATION
                          (A CALIFORNIA CORPORATION)



                                      AND


                                 DANA R. ALLEN



                               NOVEMBER 7, 1995

                                    AMENDED
                          PLAN OF REORGANIZATION AND
                              AGREEMENT OF MERGER


     THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER is made this 7th day of November, 1995, by and among TMS, Inc., an Oklahoma corporation ("TMS"), SCC Acquisition Corp. ("SAC"), an Oklahoma corporation and a wholly-owned subsidiary of TMS, Sequoia Computer Corporation, a California corporation ("Sequoia"), and Dana R. Allen, an individual (the "Seller").

     WHEREAS, the respective Boards of Directors of TMS, SAC, and Sequoia have determined that it is desirable for the general welfare and advantage of their respective corporations and their respective shareholders that SAC be merged into Sequoia, and that Sequoia be the surviving corporation, and Sequoia shall thereby become a wholly-owned subsidiary of TMS pursuant to this Agreement and in accordance with the applicable statutes of the States of Oklahoma and California, upon the terms and conditions set forth below; and

     WHEREAS, the respective Boards of Directors of TMS, SAC and Sequoia desire to adopt a Plan of Reorganization resulting in a tax-free reorganization within the meaning of the Internal Revenue Code of 1986 as amended;

     NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained herein, and subject to the conditions contained herein, it is agreed that SAC shall be merged into Sequoia, and that the terms and conditions of the Merger, the manner of effecting the Merger, and other provisions relating thereto, shall be as hereinafter set forth in this Agreement.


                                   ARTICLE I

                                  DEFINITIONS

     As used in this Agreement, the terms identified below in this Article I shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context, and variants and derivatives of the following terms shall have correlative meanings. To the extent that certain of the definitions set forth below express agreements between or among parties to this Agreement, or contain representations or warranties or covenants of a party, the parties agree to the same by execution of this Agreement. The parties to this Agreement agree that agreements, representations, warranties and covenants expressed in any part or provision of this Agreement shall for all purposes of this Agreement be treated in the same manner as other such agreements, representations, warranties and covenants contained elsewhere in this Agreement, and the Article or Section of this Agreement within which such an agreement, representation, warranty or covenant appears shall have no separate meaning or effect on the same.

     1.01. AFFILIATE: When used with respect to a person, an "affiliate" of that person is a person Controlling, Controlled by or under Common Control with that person.

     1.02. AGREEMENT: This Plan of Reorganization and Agreement of Merger, including all of its schedules and exhibits and all other documents specifically referred to in this Agreement that have, prior to the date of this Agreement, been delivered by a party to this Agreement to another such party in connection with the Merger or this Agreement.

     1.03. AUDITED FINANCIAL STATEMENTS: The balance sheet, income statement, statement of shareholders' equity and statement of changes in financial position or, in each instance, equivalent statements as commonly provided to shareholders, as at August 31, 1995 and for the two years then ended in the case of Sequoia and as at August 31, 1995 and for the three years then ended in the case of TMS, in each instance as reported on by Auditors.

     1.04.  AUDITORS:  KPMG Peat Marwick, LLP.

     1.05. BENEFIT PLAN: Any plan, fund, program, policy, arrangement or contract, whether formal or informal, which is in the nature of (i) an employee pension benefit plan (as defined in Section 3(2) of ERISA) or (ii) an employee welfare benefit plan (as described in Section 3(1) of ERISA).

     1.06. CLOSING: The completion of the Merger, to take place as described in Article II.

     1.07. CLOSING DATE: The date on which the Closing actually occurs, which shall be December 31, 1995, unless otherwise agreed by the parties, but shall not in any event be prior to satisfaction or waiver of the conditions to Closing set forth in Article VIII hereof.

     1.08. CLOSING TIME: The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

     1.09. CODE: The Internal Revenue Code of 1986, as amended and in effect at the time of execution of the Agreement.

     1.10. CONSIDERATION: The number of shares of TMS Common Stock to be issued pursuant to the Merger, as provided in Article II.

     1.11. CONTROL: Generally, the power to direct the management or affairs of an entity.

     1.12. COUNSEL TO SAC AND TMS: Phillips, McFall, McCaffrey, McVay & Murrah, P.C.

     1.13. COUNSEL TO SEQUOIA AND THE SELLER: Myers, Hawley, Morley, Myers & McDonnell.

     1.14. ENTITY: A corporation, partnership, sole proprietorship, joint venture or other form of organization formed for the conduct of a business whether active or passive.

     1.15. ERISA: The Employee Retirement Income Security Act of 1974, as amended and in effect at the time of execution of the Agreement.

     1.16. EXCHANGE ACT: The Securities Exchange Act of 1934, as amended to the date as of which any reference thereto is relevant under this Agreement, including any substitute or replacement statute adopted in place or lieu thereof.

     1.17. GAAP: Generally Accepted Accounting Principles, as in effect on the date of this Agreement. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

     1.18. INTELLECTUAL PROPERTY: All domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights.

     1.19. INVENTORIES: The stock of raw materials, work-in-process and finished goods, including but not limited to finished goods purchased for resale, held by Sequoia for manufacturing, assembly, processing, finishing, sale or resale to others (including other Subsidiaries or divisions of Sequoia), from time to time in the ordinary course of the business of Sequoia in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining or the like.

     1.20.  IRS:  The Internal Revenue Service.

     1.21. LIABILITIES: At any point in time (the "Determination Time"), the obligations of a person or Entity, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time, but not including obligations accruing or payable after the Determination Time to the extent (but only to the extent) that such obligations
(i) arise under previously existing agreements for services, benefits or other considerations and (ii) accrue or become payable with respect to services, benefits or other considerations received by the person or Entity after the Determination Time.

     1.22. MERGER: The transaction described in Section 2.01 hereof by which TMS shall become the owner of the business heretofore conducted by Sequoia, in the manner described in said Section 2.1, with the rights regarding such business provided for in this Agreement.

     1.23. NON-VESTED RIGHTS: All options, warrants, rights and convertible securities to purchase or to acquire Sequoia Common Stock, that are not and will not become exercisable as of the Closing Date.

     1.24. PARENT: With respect to any corporation, partnership, joint venture or other entity, an entity of which that entity is, directly or indirectly through one or more other Parents, a Subsidiary.

     1.25. PAYABLES: Liabilities of a party arising from the borrowing of money or the incurring of obligations for merchandise or goods purchased.

     1.26. PROPRIETARY RIGHTS: All Intellectual Property, know-how, customer lists and all similar types of intangible property developed, created or owned by Sequoia, licensed by or to Sequoia, or used by Sequoia in connection with its business, or necessary or desirable to the conduct of its business as conducted and as proposed to be conducted, whether or not the same are entitled to legal protection.

     1.27. PROXY STATEMENT: The document prepared by Sequoia for submission to its shareholders soliciting their proxies to permit the persons to whom proxies are thereby granted to vote in favor of the consummation of the Merger.

     1.28. RECEIVABLES: Accounts Receivable, notes receivable and other obligations appearing on the books of Sequoia, and customarily reflected in balance sheets of entities prepared in accordance with GAAP, indicating monies owed to the entity.

     1.29.  REGISTRATION:  Registration under the Securities Act.

     1.30.  RIGHTS:  Non-Vested Rights and Vested Rights.

     1.31. SAC: SCC Acquisition Corp., an Oklahoma corporation, a wholly-owned subsidiary of TMS.

     1.32.  SEC:  The Securities and Exchange Commission.

     1.33. SECURITIES ACT: The Securities Act of 1933, as amended to the date as of which any reference thereto is relevant under this Agreement, including any substitute or replacement statute adopted in place or lieu thereof.

     1.34. SELLER: Dana R. Allen, who is a holder of Sequoia Common Stock and who is a party hereto.

     1.35. SEQUOIA: Sequoia Computer Corporation, a California corporation, doing business as "Sequoia Data Corporation." Sequoia shall include Sequoia and each of its Subsidiaries, as an entirety, and representations as to Sequoia contained herein shall be deemed to mean Sequoia and each of its Subsidiaries, both separately and together as a consolidated whole, unless and except to the extent expressly indicated otherwise.

     1.36. SEQUOIA BALANCE SHEET: The most recent Balance Sheet included in the Audited Financial Statements of Sequoia.

     1.37.  SEQUOIA COMMON STOCK:  Common stock, no par value, of Sequoia.

     1.38. SEQUOIA DISCLOSURE DOCUMENT: The document delivered by Sequoia to SAC containing certain disclosures regarding Sequoia as described in Article V hereof.

     1.39. SEQUOIA FACILITIES: The warehouses, stores, plants, production facilities, manufacturing facilities, processing facilities, fixtures and improvements owned or leased by Sequoia or otherwise used by Sequoia in connection with the operation of its business or leased or subleased by Sequoia to others.

     1.40. SEQUOIA SHAREHOLDERS: The holders of all issued and outstanding shares of Sequoia Common Stock on the Closing Date.

     1.41. SUBSIDIARY: With respect to any Entity, another Entity of which fifty percent (50%) or more of the effective voting power, or the effective power to elect a majority of the board of directors or similar governing body, or fifty percent (50%) or more of the true equity interest is owned by such first Entity, directly or indirectly.

     1.42.  SURVIVING CORPORATION:  The surviving corporation in the Merger.

     1.43.  TMS:  TMS, Inc., an Oklahoma corporation.

     1.44. TMS BALANCE SHEET: The most recent Balance Sheet included in the Audited Financial Statements of TMS.

     1.45.  TMS COMMON STOCK:  Shares of common stock, $.05 par value, of TMS.

     1.46. VESTED RIGHTS: All options, warrants, rights and convertible securities that are exercisable or may become exercisable as of the Closing Date to purchase or to acquire Sequoia Common Stock.


                                  ARTICLE II

                                  THE MERGER

     2.01. THE MERGER. On the Closing Date, and at the Closing Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, SAC will merge with and into Sequoia, by the filing: (a) with the Secretary of State of the State of Oklahoma of a fully executed Certificate of Merger in the form attached hereto as Exhibit 2.01(a) in all material respects, and (b) with the Secretary of State of the State of
California: (i) a fully executed Officer's Certificate signed by the President and Secretary of Sequoia in the form attached hereto as Exhibit 2.01(b)(i) in all material respects, (ii) a fully executed Officers's Certificate signed by the President and Secretary of TMS, in the form attached hereto as Exhibit 2.01(b)(ii), and a Merger Agreement, in the form attached hereto as Exhibit 2.01(b) in all material respects, and (iii) a copy of this Agreement. As described in said Exhibits, upon the occurrence of the Merger, (i) Sequoia shall be the Surviving Corporation; (ii) each share of Sequoia Common Stock outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into the right to receive, upon surrender of the certificate for such share of Sequoia Common Stock, the Consideration; (iii) each share of common stock of SAC outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into 100 shares of Sequoia Common Stock, so that thereafter TMS will be the sole and exclusive owner of equity securities of Sequoia; (iv) the then-serving officers and directors of SAC will be the officers and directors of the Surviving Corporation; (v) Sequoia, the Surviving Corporation, as such, shall be the owner of all of the business, assets, rights and other attributes theretofore held by either SAC or Sequoia; (vi) the separate existence of SAC shall cease; (vii) the name of the Surviving Corporation shall thereafter be "Sequoia Data Corporation"; (viii) the Articles of Incorporation and Bylaws of Sequoia in effect at the Closing Time shall thereafter be the Articles of Incorporation and Bylaws of the Surviving Corporation, except as such may be amended by the terms of this Agreement; and (ix) Sequoia shall become a wholly-owned subsidiary of TMS.

     2.02. CONSIDERATION. Pursuant to the Merger each Sequoia Shareholder shall be enti tled to receive at the Closing, in respect of each share of Sequoia Common Stock outstanding immediately prior to the Merger owned by such Sequoia Shareholder (and upon surrender of the certificate therefor, duly endorsed and in all respects in proper form for transfer), the Consideration, to be payable as provided in Article III.

     2.03. CLOSING. The closing hereunder shall take place at the offices of Phillips, McFall, McCaffrey, McVay & Murrah, P.C., 12th Floor, 211 North Robinson, Oklahoma City, Oklahoma, or at such other place as SAC and Sequoia may agree upon, on the Closing Date.

     2.04. PARTIES TO THE AGREEMENT AND TRANSACTION. To the extent that any provision of this Agreement calls for agreement by Sequoia as a party hereto, such provision shall mean Sequoia as it exists prior to the consummation of the Merger. If, after such consummation, such a provision requires amendment, modification, interpretation, etc., the same may be accomplished by (but only by) a majority in interest of those receiving the Consideration as a result of the Merger, and not by Sequoia, if Sequoia comes to be Controlled by TMS as a result of the Merger.


                                  ARTICLE III

                CONVERSION AND EXCHANGE OF SEQUOIA COMMON STOCK

     3.01. CONVERSION AND EXCHANGE OF SHARES. The manner of converting the shares of Sequoia Common Stock issued and outstanding immediately prior to the Closing Time of the Merger into shares of TMS Common Stock shall be as follows:

            (a)  At the Closing Time:

                 (i) Each share of Sequoia Common Stock issued and outstanding immediately prior to the Closing Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into 2.837 fully paid and nonassessable shares of TMS Common Stock (which, assuming 1,284,180 shares of Sequoia Common Stock outstanding, shall equal 3,643,219 shares of TMS Common Stock).

            (b)  After the Closing Time.

                 (i) Each Sequoia Shareholder shall be entitled, upon surrender to TMS of an outstanding certificate or certificates (duly endorsed and in all respects in proper form for transfer), theretofore representing shares of Sequoia Common Stock, to receive therefor a certificate or certificates representing the number of full shares of TMS Common Stock to which such Sequoia Shareholder is entitled. Until so surrendered, each such outstanding certificate which prior to the Closing Time represented shares of Sequoia Common Stock shall be deemed for all corporate purposes (subject to the further provisions of this Section 3.01(b)(i)) to evidence ownership of the number of shares of TMS Common Stock into which such shares of Sequoia Common Stock shall have been so converted. After the Closing Date, there shall be no further registry of transfers on the records of shares of Sequoia Common Stock outstanding immediately prior to the Closing Date, and, if certificates representing such shares are presented to TMS, they shall be canceled and exchanged for TMS Common Stock as herein provided.

                 (ii) Neither certificates nor scrip for fractional shares of TMS Common Stock will be issued, but TMS shall issue and deliver whole shares of TMS Common Stock taking into account any fractional shares created by reason of the Merger by rounding down to the next lowest number if such fraction is less than .5, and rounding up to the next highest number if such fraction is .5 or greater.

     3.02. VESTED RIGHTS AND NON-VESTED RIGHTS. At Closing, all unexercised Vested Rights and Non-Vested Rights will be converted to options to purchase shares of TMS Common Stock, with each such Right entitling the holder thereof to purchase 2.837 shares of TMS Common Stock for each share of Sequoia Common Stock purchasable thereunder, at an exercise price equal to 35.24% of the exercise price per share of Sequoia Common Stock under such Right. The expiration date of Vested Rights which, by their terms in effect as of the date of this Agreement, expire on or before the Closing Date, shall be extended to a date ninety (90) days following the Closing Date.

     3.03. DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared after the Closing Date on TMS Common Stock and are payable to the holders of record thereof after the Closing Date will be paid to persons entitled by reason of the Merger to receive certificates representing TMS Common Stock until such persons surrender their certificates which prior to the Closing Date represented Sequoia Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such TMS Common Stock shall be issued, any dividends or other distributions which shall have become payable with respect to such TMS Common Stock between the Closing Date and the time of such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing TMS Common Stock is to be paid to or issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to TMS any transfer or other taxes required by reason of the issuance of the certificates for such TMS Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of TMS that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither TMS nor any party hereto shall be liable to Sequoia for any TMS Common Shares or dividends or other distributions thereon delivered to a public official pursuant to applicable escheat or unclaimed property laws. No fees or other charges shall be assessed or imposed by TMS or any person acting for or on behalf of TMS, upon holders of Sequoia Common Stock who surrender such shares for exchange in connection with this Agreement.

     3.04. DISSENTING SHARES. The provisions of Section 3.01 through 3.03 inclusive shall not apply to Sequoia Common Stock (the "Dissenting Shares") held by Sequoia Shareholders who do not vote such Sequoia Common Stock in favor of the approval and adoption of this Agreement and the Merger and who deliver a written notice to Sequoia in the manner required by Section 1300 et seq. on the California Corporation Law, stating the intention to demand payment of the fair value of such Sequoia Common Stock if the Merger is effected, and if such Sequoia Shareholders take all other action required in the manner provided in
Section 1300 et seq. of the California Corporation Law. Such holders shall be entitled to payment for such Sequoia Common Stock in accordance with the provisions of Section 1300 et seq. of the California Corporation Law if applicable.

     3.05. NON-DILUTION. In the event that, at any time after the date hereof and prior to the Effective Date, TMS shall effect (a) a dividend upon TMS Common Stock payable in TMS Common Stock or in the common stock, preferred stock or other securities of TMS or any affiliated corporation, (b) a split or combination of outstanding TMS Common Stock into a greater or smaller number of TMS Common Stock, or (c) any reorganization or reclassification of TMS Common Stock, or any liquidation, or any consolidation or merger with another corporation, or the sale of all or substantially all of its assets to another person (collectively, any "Organic Change"), in such a way that holders of outstanding TMS Common Stock shall be entitled to receive (either directly, or upon subsequent liquidation) cash, stock, securities, or other property with respect to or in exchange for such TMS Common Stock, then, as a condition of provisions shall be made whereby the Sequoia Shareholders immediately prior to the Effective Date, other than holders of Dissenting Shares ("Sequoia Shareholders") shall be entitled, under the same terms otherwise applicable to their receipt of the TMS Common Stock in the Merger, to become entitled to receive on the Effective Date, in lieu thereof or in addition to the TMS Common Stock to which such Sequoia Shareholders are entitled immediately prior to such dividend, split, combination or Organic Change, such cash, stock, securities, or other property which Sequoia Shareholders would have owned or been entitled to receive if the Sequoia Shareholders had owned the TMS Common Stock, immediately prior to the happening of such event or the record date therefor, and in any such case appropriate provisions shall also be made with respect to Sequoia Shareholders' rights and interests to the end that the provisions of this Section 3.05 shall thereafter be applicable in relation to any stock, securities, or other property thereafter payable or deliverable to Sequoia Shareholders pursuant to the earlier application of the provisions of this Section 3.05.


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF TMS AND SAC

     TMS and SAC hereby represents and warrants to Sequoia and to the Seller:

     4.01. ORGANIZATION AND QUALIFICATION. Each of TMS and SAC will prior to the Closing be a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of TMS and SAC is, or will prior to the Closing be duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary.

     4.02. AUTHORITY RELATIVE TO THIS AGREEMENT. TMS and SAC each has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the governing bodies of TMS and SAC and no other corporate proceedings on the part of TMS or SAC are necessary to approve and adopt this Agreement or to approve the consummation of the Merger, including delivery of the Consideration. This Agreement has been duly and validly executed and delivered by SAC and by TMS and constitutes a valid and binding Agreement of SAC and TMS, enforceable in accordance with its terms.

     4.03. ABSENCE OF BREACH; NO CONSENTS. The execution, delivery and performance of this Agreement, and the performance by SAC and TMS of its obligations hereunder (except for compliance with any regulatory or licensing laws applicable to the business of SAC, all of which, to the extent applicable to TMS and SAC, will be satisfied in all material respects prior to the Closing) do not, except as disclosed in Schedule 4.03, (i) conflict with or result in a breach of any of the provisions of the Certificates of Incorporation or By-Laws of TMS or SAC, (ii) contravene any law, rule or regulation of any State of or of the United States, or any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect, which affects or binds TMS or SAC or any of its or their material properties, except where such contravention will not have a material adverse effect on the business, condition (financial or otherwise) or operations of TMS or SAC, (iii) conflict with or result in a material breach of or default under any material indenture or loan or credit Agreement or any other material Agreement or instrument to which TMS or SAC is a party or by which it or they or any of its or their material properties may be affected or bound, (iv) require the authorization, consent, approval or license of any third party of such a nature that the failure to obtain the same would have a material adverse effect on the business of TMS or SAC, or (v) constitute grounds for the loss or suspension of any permits, licenses or other authorizations material to the business of TMS or SAC.

     4.04. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Merger or any related transaction based upon any agreements, written or oral, made by or on behalf of TMS or SAC.

     4.05. CAPITALIZATION. The authorized capital stock of TMS consists of 50,000,000 shares of TMS Common Stock and 1,000,000 shares of preferred stock. There is no other capital stock authorized for issuance. As of the date of the TMS Balance Sheet, 8,404,947 shares of TMS Common Stock were validly issued and outstanding, fully paid and nonassessable, no shares of TMS Common Stock were held in treasury, and no shares were reserved for issuance, nor were there outstanding any options, warrants, convertible instruments or other rights, agreements or commitments to acquire TMS Common Stock, except as described in the Audited Financial Statements of TMS or in the Public Reports (as defined in Section 4.07).

     4.06. INVESTMENT. TMS is acquiring the shares of Sequoia Common Stock for its own account without a view to the distribution thereof within the meaning of the Securities Act, and will not directly or indirectly offer or sell the shares of Sequoia Common Stock or solicit any offer to purchase such shares, other than in conformity with the Securities Act. TMS acknowledges that the shares of Sequoia Common Stock have not been registered under the Securities Act, and TMS will not transfer any such shares except in compliance with such Securities Act or an opinion that registration is not required under the Securities Act, and a legend to that effect shall be placed on the certificates representing the shares of Sequoia Common Stock.

     4.07. FILINGS WITH THE SEC. TMS has filed Quarterly Reports on Form 10-Q for the fiscal quarters ended May 31, 1995 (the "Most Recent TMS Fiscal Quarter End"), February 28, 1995 and November 30, 1994, and a Form 10-K Annual Report for the fiscal year ended August 31, 1995 with the SEC as required under the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.08. FINANCIAL STATEMENTS. The Audited Financial Statements of TMS and the financial statements included in or incorporated by reference into the Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of TMS as of the indicated dates and the results of operations of TMS for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments, consistent with the past practices of TMS.

     4.09. EVENTS SUBSEQUENT TO THE DATE OF THE TMS BALANCE SHEET. Since the date of the TMS Balance Sheet, there has not been any material adverse change in the business, financial condition, operations or results of operations of TMS taken as a whole.

     4.10.  ENVIRONMENT, HEALTH AND SAFETY.  Except as set forth in the Public
Reports: (i) TMS has complied with all Environmental, Health and Safety Laws, and has not been notified that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against TMS alleging any failure to so comply; and (ii) TMS has no liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

     4.11. OWNERSHIP OF ASSETS. Each of TMS and its Subsidiaries has, except as disclosed in the Public Reports or the TMS Financial Statements, good, marketable and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all real property (as to which, in the case of owned property, such title is fee simple) and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, claims, encumbrances and charges, except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which singly and in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or materially impair the use thereof. TMS does not know of any potential action by any party, governmental or other, and no proceedings with respect thereto have been instituted of which TMS has notice, that would materially affect the ability of Sequoia to use and to utilize each of such assets in its business or in the business of its Subsidiaries. TMS has received no notices from any mortgagee regarding any properties owned by TMS.

     4.12. PROPRIETARY RIGHTS. (i) TMS and each of its Subsidiaries possesses full ownership of, or adequate and enforceable long-term licenses or other rights to use (without payment), all Proprietary Rights owned by or registered in the name of TMS or any of its Subsidiaries or used in the business of TMS or any of its Subsidiaries. No claim is pending or, to the best of knowledge of TMS, threatened to the effect that the operations of TMS infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is no basis for any such claim (whether or not pending or threatened). No claim is pending or threatened to the effect that the Proprietary Rights owned or licensed by TMS, or which TMS otherwise has the right to use, is invalid or unenforceable by TMS, and there is no basis for any such claim (whether or not pending or threatened). To the best knowledge of TMS, all technical information developed by and belonging to TMS which has not been patented has been kept confidential. TMS has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the services of TMS, except for standard value-added reseller agreements.

            (i) To the best knowledge of TMS, no third party has claimed or has reason to claim that any person employed by or affiliated with TMS has: (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from TMS which suggests that such a claim might be contemplated. To the best knowledge of TMS, no person employed by or affiliated with TMS has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the best knowledge of TMS, no person employed by or affiliated with TMS has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any proposed service of TMS and TMS has no reason to believe there will be any such employment or violation. To the best knowledge of TMS, neither the execution or delivery of this Agreement, nor the carrying on of the business of TMS as officers, employees or agents by any officer, director or key employee of TMS, nor the conduct or proposed conduct of the business of TMS, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

     4.13. UNDISCLOSED LIABILITIES. Except as otherwise set forth in the Public Reports, TMS has no Liabilities except for: (i) Liabilities set forth on the face of the Most Recent Balance Sheet of TMS (or in any notes thereto); and
(ii) Liabilities which have arisen after the Most Recent TMS Fiscal Quarter End in the ordinary course of business.

     4.14. LEGAL COMPLIANCE. Except as otherwise disclosed in the Public Reports, TMS has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments and all agencies thereof, except where the failure to so comply would not have a material adverse effect upon the financial condition or operations of TMS, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against TMS alleging any failure to so comply.

     4.15. LITIGATION. Except as otherwise set forth in the Public Reports, TMS is not: (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) a party or threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction of or before any arbitrator, the result of which could have a material adverse effect on its financial condition or operations of TMS.

     4.16. PRODUCT LIABILITY. Except as otherwise set forth in the Public Records, TMS has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured or sold by TMS, the result of which could have a material adverse effect on its business or operations.

     4.17. FOREIGN CORRUPT PRACTICES ACT. TMS has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. To the best knowledge of TMS after due inquiry, there is not now, and there has never been, any employment by TMS of, or beneficial ownership in TMS by, any governmental or political official in any country in the world.

     4.18. VOTING IN FAVOR OF THE MERGER. The Merger and the other agreements and transactions contemplated by the Agreement have been voted in favor of and adopted by the Board of Directors of TMS.

     4.19. FULL DISCLOSURE. The documents, certificates and other writings furnished or to be furnished by or on behalf of TMS to Sequoia pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.


                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                            THE SELLER AND SEQUOIA

     The Seller and Sequoia represent and warrant to SAC and TMS as follows:

     5.01. ORGANIZATION AND QUALIFICATION. Sequoia and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate and other power and authority to carry on its business as it is now being conducted. Sequoia and each of its Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or the nature of its activities is such that such qualification is required by applicable law.

     5.02. CAPITALIZATION. The authorized capital stock of Sequoia consists of 20,000,000 shares of Sequoia Common Stock and 10,000,000 shares of preferred stock, 70,000 shares of which have been designated as Series A Preferred Stock. There is no other capital stock authorized for issuance. As of the date of this
Agreement: (i) 1,284,180 shares of Sequoia Common Stock were validly issued and outstanding, fully paid and nonassessable, no shares of Sequoia Common Stock were held in treasury, and no shares were reserved for issuance; (ii) there were Vested Rights to acquire 444,656 shares of Sequoia Common Stock and Non-Vested Rights to acquire 144,000 shares of Sequoia Common Stock; and (iii) no other Vested Rights, Non-Vested Rights, options, warrants, convertible instruments or other rights, agreements or commitments to acquire Sequoia Common Stock were outstanding, except as fully and completely described in the Sequoia Disclosure Document. From the date of this Agreement to the Closing Date, no shares of Sequoia capital stock, or options, warrants or other rights, agreements or commitments (contingent or otherwise) obligating Sequoia or any of its Subsidiaries to issue shares of capital stock (except for the issuance of Sequoia Common Stock exercise of Vested Rights) shall have been issued.

     5.03. AUTHORITY RELATIVE TO THIS AGREEMENT. The Seller has the requisite capacity, power and authority to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly and validly executed and delivered by Sequoia and by Seller and constitutes a valid and binding Agreement of Sequoia and Seller enforceable in accordance with its terms. Sequoia has all requisite corporate power and authority to enter into this Agreement and to carry out the Merger contemplated hereby, and its doing so has been duly and sufficiently authorized, subject only to governmental regulatory approvals and shareholder approval as and to the extent specifically set forth elsewhere in this Agreement.

     5.04. ABSENCE OF BREACH; NO CONSENTS. The execution, delivery and performance of this Agreement, and the performance by Sequoia of its obligations hereunder do not, except as disclosed in Schedule 5.04, (i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or By-Laws of Sequoia or of any of its Subsidiaries, (ii) contravene any law, ordinance, rule or regulation of any State or political subdivision thereof or of the United States (except for the compliance with regulatory or licensing laws all of which, to the extent applicable to Sequoia (and to the extent within the control of Sequoia), will be satisfied in all material respects prior to the Closing), or of any applicable foreign ju risdiction or any order, writ, judgment, injunction, decree, determination or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect, which affects or binds the Seller, Sequoia or any of its Subsidiaries or any of its or their material properties, except where such contravention will not have a material adverse effect on the business, condition (financial or otherwise) or operations of Sequoia and its Subsidiaries, taken as a whole, and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation of the Merger, (iii) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which Sequoia or any of its Subsidiaries is a party or by which it or they or any of its or their material properties may be affected or bound, (iv) other than consents disclosed in the Sequoia Disclosure Document, require the authorization, consent, approval or license of any third party, or (v) constitute grounds for the loss or suspension of any permits, licenses or other authorizations used in the business of Sequoia.

     5.05. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Merger or any related transaction based upon any agreements, written or oral, made by or on behalf of Company or any of its subsidiaries. Sequoia does not have any obligation to pay finder's or broker's fees or commissions in connection with the exercise of options to renew or extend real estate leases to which Sequoia is a party.

     5.06. FINANCIAL STATEMENTS. Sequoia has heretofore delivered to SAC the Audited Financial Statements of Sequoia. All of the historical financial statements contained in the Audited Financial Statements were prepared from the books and records of Sequoia, were prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of Sequoia as at the dates and for the periods indicated. Without limiting the foregoing, at the date of the Sequoia Balance Sheet, Sequoia shall have owned each of the assets included in preparation of the Sequoia Balance Sheet, and the valuation of such assets in the Sequoia Balance Sheet shall not be more than their fair saleable value (on an item by item basis) at that date; and Sequoia shall have had no Liabilities, other than those included in the Sequoia Balance Sheet or in amounts in excess of those included for such liabilities in the Sequoia Balance Sheet. From the date hereof through the Closing Date, Sequoia will continue to prepare financial statements on the same basis that it has done so in the past, will promptly deliver the same to SAC, and agrees that from and after such delivery the foregoing representations will be applicable to each financial statement so prepared and delivered.

     5.07. ABSENCE OF MATERIAL DIFFERENCES FROM DISCLOSURE DOCUMENT. Except as specifically disclosed in Sequoia Disclosure Document:

            (i) No Undisclosed Liabilities. Neither Sequoia nor any of its Subsidiaries has any Liabilities which are not adequately reflected or reserved against on the face of the Sequoia Balance Sheet, except Liabilities incurred since the date of the Sequoia Balance Sheet in the ordinary course of business and consistent with past practice, without limiting the foregoing, (a) there are no unpaid leasehold improvements at any of Sequoia's facilities or locations for which Sequoia is or will be responsible, (b) there are no deferred rents due to lessors at or with respect to any of such facilities or locations, and (c) the Sequoia Disclosure Document sets forth, as a part thereof, each Liability of Sequoia, in an amount in excess of $10,000 and the aggregate amount of Liabilities to each person to whom such aggregate exceeds $10,000.

            (ii) No Material Adverse Change, Etc. Since the date of the Sequoia Balance Sheet, other than as contemplated or caused by this Agreement, there has not been (a) any material adverse change in the operations, financial condition, assets, business, prospects or results of operations of Sequoia; (b) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the operations, financial conditions, assets, business, prospects or results of operations of Sequoia; (c) any entry into or termination of any material commitment, contract, agreement or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) other than this Agreement and agreements executed in the ordinary course of business; (d) any redemption, repurchase or other acquisition for value of its capital stock by Sequoia, or any issuance of capital stock of Sequoia or any subsidiary or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside or paid on capital stock of Sequoia; (e) any transfer of or rights granted under any material leases, licenses, agreements, patents, trademarks, tradenames or copyrights; (f) any sale or other disposition of any asset of Sequoia or any Subsidiary, or any mortgage, pledge or imposition of any lien or other encumbrance on any asset of Sequoia other than in the ordinary course of business, or any agreement relating to any of the foregoing; or (g) any default or breach by Sequoia or any Subsidiary in any material respect under any contract, license or permit. Since the date of the Sequoia Balance Sheet, Sequoia and its Subsidiaries have conducted their businesses only in the ordinary and usual course, and, without limiting the foregoing, no changes have been made in (a) executive compensation levels, (b) the manner in which other employees of Sequoia and its Subsidiaries are compensated, or (c) supplemental benefits provided to such employees, or (d) inventory levels in relation to sales levels, except, in any such case, in the ordinary course of business and, in any event, without material adverse effect on the financial condition or results of operations of Sequoia.

            (iii) Taxes. Sequoia and its Subsidiaries have properly filed or caused to be filed all federal, state, local and foreign income and other tax returns, reports and declarations that are required by applicable law to be filed by them, and have paid, or made full and adequate provision for the payment of, all federal, state, local and foreign income and other taxes properly due for the periods covered by such returns, reports and declarations, except such taxes, if any, as shall be adequately reserved against in the Sequoia Balance Sheet.

            (iv) Litigation. (a) No material investigation or review by any governmental entity with respect to Sequoia or any of its Subsidiaries is pending or, to the best of the knowledge of Sequoia, threatened (other than inspections and reviews customarily made of businesses such as that of Sequoia), nor has any governmental entity indicated to Sequoia an intention to conduct the same, and (b) there is no action, suit or proceeding pending or, to the best of the knowledge of Sequoia, threatened against or affecting Sequoia or its Subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. The Sequoia Disclosure Document includes a brief description of each litigation matter included therein except claims for amounts of less than $1,000.

            (v) Employees, Etc. There are, except as disclosed on the Sequoia Disclosure Document, no collective bargaining, bonus, profit sharing, compensation or other plans, agreements, trusts, funds or arrangements maintained by Sequoia or any Subsidiary for the benefit of their directors, officers or employees, and there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between Sequoia or any of its Subsidiaries, on the one hand, and any current or former directors, officers or other employees (or affiliates thereof of Sequoia or any of its Subsidiaries, on the other hand). The Sequoia Disclosure Document identifies each person whose income from Sequoia in the fiscal year ended on the date of Sequoia Balance Sheet exceeded, or whose income from Sequoia in the fiscal year begun immediately thereafter is at a rate exceeding, $75,000 per annum, and describes any contractual arrangement for the employment or compensation of each such person. Sequoia is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified in the Sequoia Disclosure Document or executed pursuant to the provisions hereof, if any.

            (vi) Compliance With Laws. Each of Sequoia and its Subsidiaries is in substantial compliance with all, and has received no notice of any violation of any, laws or regulations applicable to its operations, including without limitation the use of premises occupied by it, or with respect to which compliance is a condition of engaging in any aspect of the business of Sequoia and its Subsidiaries and each has all permits, licenses, zoning rights and other governmental authorizations necessary to conduct its business as presently conducted.

            (vii) Ownership of Assets. Each of Sequoia and its Subsidiaries has, except as disclosed in the Sequoia Disclosure Document, good, marketable and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all real property (as to which, in the case of owned property, such title is fee simple) and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, claims, encumbrances and charges, except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which singly and in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or materially impair the use thereof. Sequoia does not know of any potential action by any party, governmental or other, and no proceedings with respect thereto have been instituted of which Sequoia has notice, that would materially affect Sequoia's ability to use and to utilize each of such assets in its business or in the business of its Subsidiaries. Sequoia has received no notices from any mortgagee regarding any properties owned by Sequoia. The Sequoia Disclosure Document contains a detailed listing of all assets that consist of (a) accounts receivable as provided in clause (xii) below, (b) miscellaneous current assets in excess of $25,000, (c) prepaid expenses in excess of $10,000 (d) real property, and (e) gross aggregate additions for each of the past four years, by location, of (A) buildings and improvements, (B) furniture and fixtures, (C) leasehold improvements, or
     (D) automobiles and trucks.

            (viii) Proprietary Rights. a. Sequoia and each of its Subsidiaries possesses full ownership of, or adequate and enforceable long-term licenses or other rights to use (without payment), all Proprietary Rights owned by or registered in the name of Sequoia or any of its Subsidiaries or used in the business of Sequoia or any of its Subsidiaries. Set forth in the Sequoia Disclosure Document is a list and brief description of all Intellectual Property of Sequoia, and all applications for such which are in the process of being prepared, owned by or registered in the name of Sequoia, or of which Sequoia is a licensor or licensee or in which Sequoia has any right, and in each case a brief description of such right. No claim is pending or, to the best of Sequoia's knowledge, threatened to the effect that the operations of Sequoia infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is no basis for any such claim (whether or not pending or threatened). No claim is pending or threatened to the effect that the Proprietary Rights owned or licensed by Sequoia, or which Sequoia otherwise has the right to use, is invalid or unenforceable by Sequoia, and there is no basis for any such claim (whether or not pending or threatened). All prior art known to Sequoia which may or be or may have been pertinent to the examination of any United States patent or patent application listed in the Sequoia Disclosure Document has been cited to the United States Patent and Trademark Office. To the best of Sequoia's knowledge, all technical information developed by and belonging to Sequoia which has not been patented has been kept confidential. Sequoia has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the services of Sequoia.

                    b. To the best of Sequoia's knowledge, no third party has claimed or has reason to claim that any person employed by or affiliated with Sequoia has: (1) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (2) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (3) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from Sequoia which suggests that such a claim might be contemplated. To the best of Sequoia's knowledge, no person employed by or affiliated with Sequoia has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the best of Sequoia's knowledge, no person employed by or affiliated with Sequoia has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any proposed service of Sequoia and Sequoia has no reason to believe there will be any such employment or violation. To the best of Sequoia's knowledge, neither the execution or delivery of this Agreement, nor the carrying on of the business of Sequoia as officers, employees or agents by any officer, director or key employee of Sequoia, nor the conduct or proposed conduct of the business of Sequoia, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

            (ix) Subsidiaries, Etc. Except as set forth in the Sequoia Disclosure Document, Sequoia has no Subsidiaries, and neither Sequoia nor any of its Subsidiaries described in the Sequoia Disclosure Document is a partner of or joint venturer with any other person or Entity. All of the issued and outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by Sequoia or another Subsidiary of Sequoia, are validly issued, fully paid and nonassessable and are owned free and clear of all liens, charges, claims, pledges, security interests, equities, encumbrances, reservations or contractual restrictions on transfer of any nature whatsoever; and no Subsidiary has outstanding any securities, warrants, options or other rights convertible into or exchangeable or exercisable for any shares of its capital stock, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary is bound to issue shares of its capital stock.

            (x) Employee Benefit Plans. Neither Sequoia nor any Entity required to be aggregated with Sequoia under Sections 414(b), (c), (m) or
     (n) of the Code sponsors, maintains, has any obligation to contribute to, has any liability under, or is otherwise a party to, any Benefit Plan. With respect to each Benefit Plan in the Sequoia Disclosure Document, to the extent applicable:

                    (a) Each such Benefit Plan has been maintained and operated in all material respects in compliance with its terms and with all applicable provisions of ERISA, the Code and all regulations, rulings and other authority issued thereunder;

                    (b) All contributions required by law to have been made under each such Benefit Plan (without regard to any waivers granted under Section 412 of the Code) to any fund or trust established thereunder or in connection therewith have been made by the due date thereof;

                    (c)  Each such Benefit Plan intended to qualify under
            Section 401(a) of the Code is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination letter may still be relied upon as to such tax qualified status, and no circumstances have occurred that would adversely affect the tax qualified status of any such Benefit Plan;

                    (d) The actuarial present value of all accrued benefits under each such Benefit Plan subject to Title IV of ERISA did not, as of the latest valuation date of such Benefit Plan, exceed the then current value of the assets of such Benefit Plan allocable to such benefits, all as based upon the actuarial assumptions and methods currently used for such Benefit Plan;

                    (e) None of such Benefit Plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment; and

                    (f) Neither Sequoia nor any trade or business (whether not incorporated) under common control with Sequoia within the meaning of Section 401 of ERISA has, or at any time has had, any obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA.

            (xi) Facilities. Sequoia Facilities are (as to physical plant and structure) structurally sound and none of Sequoia Facilities, nor any of the vehicles or other equipment used by Sequoia in connection with its business, has any material defects and all of them are in all material respects in good operating condition and repair and are adequate for the uses to which they are being put; none of such Sequoia Facilities, vehicles or other equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Sequoia is not in breach, violation or default of any lease with respect to or as a result of which the other party (whether lessor, lessee, sublessor or sublessee) thereto has the right to terminate the same, and Sequoia has not received notice of any claim or assertion that it is or may be in any such breach, violation or default.

            (xii) Accounts Receivable. All accounts receivable of Sequoia and each Subsidiary, whether reflected in the Sequoia Balance Sheet or otherwise, represent transactions in the ordinary course of business, and are current and collectible net of any reserves shown on such Balance Sheet (which reserves are adequate and were calculated consistent with past practice). The Sequoia Disclosure Document specifically identifies (a) the aging of Receivables, (b) each Receivable in excess of $10,000, (c) each Receivable in an amount in excess of $1,000 that is more than 90 days past due, and (d) each receivable from a person or Entity from whom the aggregate of such Receivables exceeds $25,000.

            (xiii) Inventories. All Inventories of Sequoia and its Subsidiaries reflected in the Sequoia Balance Sheet, are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which are in the aggregate immaterial to the business, financial condition, results of operations or prospects of Sequoia. Items included in such Inventories are carried on the books of Sequoia, and are valued on the Sequoia Balance Sheet, at the lower of cost or market and, in any event, at not greater than their net realizable value, on an item by item basis, after appropriate deduction for costs of completion, marketing costs, transportation expense and allocation of overhead.

            (xiv) Contracts. Except as identified in the Sequoia Disclosure Document, Sequoia has no contracts, agreements or understandings, written or verbal, provided however, that Sequoia may have, and the Sequoia Disclosure Document need not identify, any such contracts, agreements or understandings that fall into one of the following categories: (a) those that are terminable on notice of less than 32 days and do not involve payments or obligations of more than $1,000 in any period of 31 days or less (on termination or otherwise); or (b) those that involve aggregate payments or obligations of less than $5,000. The Sequoia Disclosure Document shall, however, identify each contract otherwise exempt from disclosure by (b) above if Sequoia's obligations, in the aggregate, under all such contracts, agreements or understandings with persons or entities similarly situated (e.g., all non-union employees, all suppliers, all licensees, all landlords, etc.) exceeds $25,000 per annum. The Sequoia Disclosure Document includes a brief summary of each such contract, agreement or understanding identified therein, or of the type of such contracts and the aggregate exposure or commitment under similar contracts in the case of contracts included by reason of the preceding sentence. Without in any respect limiting the foregoing, the Sequoia

     Disclosure Document contains a description of all leases of properties by Sequoia, including all amendments, supplements, extensions and modifications thereof, identifying, inter alia, the date each such document was executed and its effective period. Sequoia is not a party to any executory contract to sell or transfer any part of any leasehold interest of Sequoia other than this Agreement. True and accurate copies of all leases, and of all amendments, supplements, extensions and modifications thereof, have heretofore been delivered to SAC by Sequoia.

            (xv) Accounts Payable. The accounts payable reflected on the Sequoia Balance Sheet will, and those reflected in the most recent balance sheet included in the Unaudited Financial Statements do, and those reflected on the books of Sequoia at the time of the Closing will, reflect all amounts owed by Sequoia in respect of trade accounts due and other short-term liabilities commonly identified as accounts payable, and the actual Liability of Sequoia in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so reflected on the balance sheets or the books of Sequoia, as the case may be.

            (xvi) Labor Matters. Except as set forth in the Sequoia Disclosure Document, there are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns or work stoppages, pending or, to the best of the knowledge of Sequoia, threatened, between Sequoia or any of its Subsidiaries and any of its or their employees.

            (xvii) Insurance. Sequoia and its Subsidiaries have insurance policies in full force and effect which provide for coverages which are usual and customary in the business of Sequoia and its Subsidiaries as to amount and scope, and are adequate to protect Sequoia against any reasonably foreseeable risk of loss, including business interruption. The Sequoia Disclosure Document identifies each of Sequoia's insurance policies, indicating the carrier, amount of coverage, annual premium, risks covered, placing broker or agent and other relevant information as to each. Sequoia has not within the past three (3) years received any notice of cancellation of any insurance agreement.

            (xviii) Title to and Utilization of Real Properties. Except as disclosed in the Sequoia Disclosure Document, Sequoia owns fee simple, insured title to all real property identified therein or in any document referred to herein as owned by Sequoia and, has unbridled right to use the same, and is not aware of any claim, notice or threat to the effect that its right to own and use such property is subject in any way to any challenge, claim, assertion of rights, proceedings toward condemnation or confiscation in whole or in part, or is otherwise subject to challenge.

            (xix) Foreign Corrupt Practices Act. Sequoia has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. To the best of Sequoia knowledge after due inquiry, there is not now, and there has never been, any employment by Sequoia of, or beneficial ownership in Sequoia by, any governmental or political official in any country in the world.

     5.08. FULL DISCLOSURE. The documents, certificates and other writings furnished or to be furnished by or on behalf of Sequoia to SAC pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.

     5.09. ACTIONS SINCE BALANCE SHEET DATE. Except as set forth on the Sequoia Disclosure Document, from the date of this Agreement through the Closing Date, Sequoia will have taken no actions that would be prohibited under the provisions of this Agreement (without the prior consent of SAC).


                                  ARTICLE VI

                           COVENANTS OF TMS AND SAC

     6.01. AFFIRMATIVE COVENANTS. From the date hereof through the Closing Date, each of TMS and SAC will take every action reasonably required of it in order to ensure the prompt and expedient consummation of the Merger substantially as contemplated hereby, and will exert all reasonable efforts to cause the same to be consummated, provided in all instances that the representations and warranties of the Company and the Seller herein are and remain true and accurate and that the covenants and agreements of Sequoia and of the Seller herein are honored.

     6.02. COOPERATION. TMS and SAC shall cooperate with Sequoia and the Seller and their counsel, accountants and agents in every way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by Counsel to Sequoia.

     6.03. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred by TMS and SAC in connection with this Agreement and the Mergers contemplated hereby shall be borne by them.

     6.04. PUBLICITY. Prior to the Closing any written news releases by TMS and SAC pertaining to this Agreement or the Merger shall be reviewed and approved prior to release by Sequoia, provided, however, that such review and approval shall not be required of releases by TMS and SAC if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule or policy.

     6.05. UPDATING OF EXHIBITS AND DISCLOSURE DOCUMENTS. TMS and SAC shall notify Sequoia of any changes, additions or events which may cause any change in or addition to any

Schedules or Exhibits delivered by it under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Schedules and Exhibits. No notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Sequoia specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by Sequoia of any condition set forth in this Agreement.

     6.06. REGISTRATION. TMS agrees that promptly following the execution hereof, it will commence preparation of a registration statement on Form S-4 (or such other form as may be appropriate) under the Securities Act, and will otherwise proceed promptly to satisfy the requirements of the Securities Act with respect to the Merger, including those of Rule 145 if applicable. TMS represents that, insofar as the information contained in the same relates to TMS (including information incorporated therein by reference), the Prospectus contained in said registration statement will (A) comply as to form with the relevant requirements of the form on which it is filed and (B) not contain, as of the effective date thereof, any untrue statement of a material fact or any omission to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. TMS further agrees that it will, within ninety days of the Closing of the Merger, file a Registration Statement of Form S-8 (or such other form as may be appropriate) under the Securities Act, covering the issuance of TMS Common Stock upon the exercise of Vested Rights and Non-Vested Rights that are held by employees of Sequoia.


                                  ARTICLE VII

                    COVENANTS OF THE SELLER AND OF SEQUOIA

     7.01. AFFIRMATIVE COVENANTS. From the date hereof through the Closing Date, Sequoia and the Seller will take every action reasonably required of each of them in order to ensure the prompt and expedient consummation of the Merger substantially as contemplated hereby, and will exert all reasonable efforts to cause the same to be consummated.

     7.02. EMPLOYMENT CONTRACTS. Pending the Closing, and effective upon the consummation of the Merger, Sequoia will exert its best efforts to execute three-year employment contracts with each of the persons identified on Schedule 7.02, at an annual salary equal to that set forth for such individual in such Schedule, in the form of Exhibit 7.02. Sequoia will also execute a non-competition agreement with Dana R. Allen, Seller hereunder, the provisions of which will preclude such of the Seller from engaging in business competitive with that of Sequoia, directly or indirectly, alone or in collaboration with others, except with the written consent of SAC or as a shareholder of less than 1% of the common stock of a publicly-held company engaged in one or more of such businesses, which agreement of such Seller agrees to execute.

     7.03. NAME. The Seller agrees that following consummation of the Merger he shall make no attempt to make any use of the name "Sequoia Data Corporation," "Sequoia Computer Corporation" or any name utilizing the word "Sequoia" in conjunction with operations in any respect in competition with those of Sequoia as its business was conducted prior to the Closing, or authorize others to do so, without the consent of TMS.

     7.04. ACCESS AND INFORMATION. Sequoia shall afford to SAC and its accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of its and its Subsidiaries properties, books, contracts, commitments, records (including, but not limited to, tax returns) and personnel and, during such period, Sequoia shall furnish promptly to SAC (i) all written communications to its directors or to its shareholders generally, (ii) internal monthly financial statements when and as available, and (iii) all other information concerning its or any of its subsidiaries' business, properties and personnel as SAC may reasonably request, but no investigation pursuant to this Section 7.04 shall affect any representations or warranties of Sequoia, or the conditions to the obligations of SAC to consummate the Merger contained in this Agreement. In the event of the termination of this Agreement, SAC will, and will cause its representatives to, deliver to Sequoia or destroy all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from Sequoia (or any subsidiary) as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information that has been designated as such by Sequoia in writing or by appropriate and obvious notation, and will not use any such confidential information except in connection with the Merger, until such time as such information is otherwise publicly available. TMS and its representatives shall assert their rights hereunder in such manner as to minimize interference with the business of Sequoia.

     7.05. NO SOLICITATION. Sequoia and its respective Subsidiaries, the Seller and those acting on behalf of any of them will not, and Sequoia will use its best efforts to cause its officers, employees, agents and representatives (including any investment banker) to not, directly or indirectly, solicit, encourage or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or Entity other than TMS, SAC and their respective officers, employees and agents, concerning any merger, sale of substantial assets or similar transaction involving Sequoia or any subsidiary or division of Sequoia or any sale of any of its capital stock or of any subsidiary or division. Sequoia will notify SAC immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of Sequoia's business, or providing information to government authorities.

     7.06. CONDUCT OF BUSINESS PENDING THE MERGER. Sequoia and the Seller covenant and agree, severally and jointly, with TMS that, prior to the consummation of the Merger or the termination of this Agreement pursuant to its terms, unless TMS shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement or disclosed in the Sequoia Disclosure Document, Sequoia will comply with each of the following:

            (a) its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course, it shall use reasonable efforts and shall cause each of its Subsidiaries to use reasonable efforts to keep intact its and their business organizations and good will, keep available the services of their respective officers and employees and maintain good relationships with suppli ers, lenders, creditors, distributors, employees, customers and others having business or financial relationships with them, and it shall immediately notify SAC of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, it or any of its Subsidiaries;

            (b) it shall not (i) amend its Articles of Incorporation or By-Laws or (ii) split, combine or reclassify any of its outstanding securities or declare, set aside or pay any dividend or other distribution or make any exchange for or redemption of any such securities payable in cash, stock or property with respect to such securities;

            (c) neither it nor any of its Subsidiaries shall (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or (ii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (d) neither it nor any of its Subsidiaries shall create, incur or assume any long-term or short-term indebtedness for money borrowed or make any cap ital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice;

            (e) neither it nor any of its Subsidiaries shall (i) adopt, enter into or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director or employee, except as provided in Section 7.02 hereof, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice;

            (f) neither it nor any of its Subsidiaries shall sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sales, encumbrances and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

            (g) neither it nor any of its Subsidiaries shall enter into, or terminate, any material contract, agreement, commitment or understanding;

            (h) neither it nor any of its Subsidiaries shall enter into any agreement, commitment or understanding, whether in writing or otherwise, with respect to any of the foregoing;

            (i) it will continue properly and promptly to file when due all federal, state, local, foreign and other tax returns, reports and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

            (j) it will comply with all laws and regulations applicable to it and its operations; and

            (k) it will maintain in full force and effect insurance coverage of a type and amount customary in its business.

     7.07. COOPERATION. Sequoia and the Seller shall cooperate with SAC and its counsel, accountants and agents in every way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by SAC.

     7.08. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred by Sequoia and by the Seller in connection with this Agreement and the Merger shall be paid by Sequoia and by such Seller, respectively.

     7.09. PUBLICITY. Prior to the Closing any written news releases by Sequoia or the Seller pertaining to this Agreement or the Merger shall be reviewed and approved prior to release by SAC; provided, however, that such review and approval shall not be required of releases by Sequoia if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule or policy.

     7.10. UPDATING OF EXHIBITS AND DISCLOSURE DOCUMENTS. Sequoia shall notify SAC of any changes, additions or events which may cause any material change in or addition to the Sequoia Disclosure Document or any Schedules or Exhibits delivered by it under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to the Sequoia Disclosure Document and to all such Schedules and Exhibits. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless SAC specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by SAC of any condition set forth in this Agreement.

                                 ARTICLE VIII

                             CONDITIONS TO CLOSING

     8.01. CONDITIONS TO OBLIGATION OF SAC. The obligation of SAC to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless SAC shall waive such fulfillment:

            (a) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities and lessors) required to consummate the Merger (including the expiration of any applicable waiting period under regulation or statute), which, either individually or in the aggregate, if not obtained would have a material adverse effect on the financial condition, results of operations or business of SAC and its Subsidiaries, taken as a whole (after the Closing); and

            (b) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court which prohibits the consummation of the Merger; and

            (c) Sequoia, the Seller and their affiliated Entities shall have performed in all material respects each of their agreements and obligations contained in this Agreement required to be performed on or prior to the Closing and shall have complied with all material requirements, rules and regulations of all regulatory authorities having jurisdiction; and

            (d) The representations and warranties of the Seller and of Sequoia set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, do not materially and adversely affect the business, financial condition, operations or prospects of Sequoia, as of the Closing Time as if made as of such time; and

            (e) No material adverse change shall have taken place in the business, financial condition, operations or prospects of Sequoia since the date of the Sequoia Balance Sheet other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement; and

            (f) SAC shall have received from Sequoia an officer's certificate, executed by the Chief Executive Officer, President and the Chief Financial Officer of Sequoia (in their capacities as such) dated the Closing Date, as to the satisfaction of the conditions in paragraphs (c), (d) and (e) above; and

            (g) SAC shall have received, no later than sixty (60) days from the date of this Agreement, confirmation of the satisfaction of the conditions specified in Section 8.02(j); and

            (h)  There shall be no more than 15,000 Dissenting Shares; and

            (i) No later than thirty (30) days following the date of this Agreement. TMS shall have obtained proxies from Sequoia Shareholders (other than the Seller) to vote no less than Twenty-Five Thousand (25,000) shares of Sequoia Common Stock owned by them in favor of the Merger, subject to the satisfaction of the conditions set forth in Section 8.02; and

            (j) No later than sixty (60) days following the date of this Agreement, Sequoia shall have received an opinion of Counsel to Sequoia, that the Merger satisfies the requirements of Section 368 of the Code; and

            (k) SAC shall have received, on and as of the Closing Date, an opinion of Counsel to Sequoia, substantially as to the matters set forth in Sections 5.01, 5.02, 5.03, 5.04 (to the best of the knowledge of such counsel as to parts (ii), (iii), (iv) and (v)), 5.07 (iv) through (xi) and
     (xiv) (to the best of the knowledge of such counsel), 5.09 (to the best of the knowledge of such counsel) of this Agreement, and as to the Proxy Statement referred to in Section 9.02 below and the compliance of that document with the requirements of the Exchange Act, all subject to customary limitations reasonably acceptable to Counsel to SAC.

     8.02. CONDITIONS TO OBLIGATION OF SEQUOIA AND THE SELLER. The obligation of Sequoia and the Seller to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Sequoia shall waive such fulfillment:

            (a) This Agreement and the Merger shall have received all approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities and lessors) required by law to consummate the Merger (including the expiration of any applicable waiting period under regulation or statute), which, either individually or in the aggregate, if not obtained would have a material adverse effect on the financial condition, results of operations or business of Sequoia and its Subsidiaries, taken as a whole (after the Closing); and

            (b) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of the Merger; and

            (c) SAC and TMS shall have performed in all material respects all of their agreements and obligations contained in this Agreement required to be performed on or prior to the Closing and shall have complied with all material requirements, rules and regulations of all regulatory authorities having jurisdiction; and

            (d) The representations and warranties of TMS and SAC set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business of TMS and its Subsidiaries, taken as a whole, as of the Closing Date as if made as of such time; and

            (e) No material adverse change shall have taken place in the business, financial condition, operations or prospects of TMS since the date of the TMS Balance Sheet other than those, if any, that result from the changes permitted by, and trans actions contemplated by, this Agreement; and

            (f) Since the Date of this Agreement, TMS shall have issued no shares of TMS Common Stock or granted any options or rights to purchase TMS Common Stock, at a price per share less than the market price of TMS Common Stock on the date of such issuance or grant, except for the grant or exercise of stock options under existing stock option plans of TMS; and

            (g) Sequoia and the Seller shall have received from each of TMS and SAC an officers' certificate, executed by their Chief Financial Officers and the Presidents (in their capacities as such), dated the Closing Date, as to the satisfaction of the conditions of paragraphs (c), (d), (e) and
     (f) above (to the best of their knowledge where appropriate); and

            (h) Dana R. Allen shall have been elected to the Board of Directors of TMS; and

            (i) No later than thirty (30) days following the date of this Agreement, TMS and Sequoia shall have agreed upon a business plan delineating the funding and operation of Sequoia as a subsidiary of TMS following the Closing Date; and

            (j) No later than sixty (60) days following the date of this Agreement, Sequoia shall have received an opinion of Counsel to Sequoia, that the Merger satisfies the requirements of Section 368 of the Code; and

            (k) Sequoia and the Seller shall have received, on and as of the Closing Date, an opinion of Counsel to SAC and TMS, substantially as to the matters set forth in Sec tions 4.01, 4.02, 4.03 and 4.05 (to the best of the knowledge of such Counsel), as well as to the effectiveness of the Form S-4 Registration Statement referenced in Section 6.06, and all subject to customary limitations, reasonably satisfactory in form and substance to Sequoia, and such other closing documents and instruments as Sequoia shall reasonably request, in each case reasonably satisfactory in form and substance to Sequoia and its counsel.

                                  ARTICLE IX

                        SECURITIES AND SECURITY HOLDERS

     9.01. MEETING OF SHAREHOLDERS. Sequoia and the Seller agree that, as soon as practicable after the execution of this Agreement, they will commence activities toward convening a meeting of Sequoia Shareholders to vote upon the approval by such shareholders of the Merger. Such activities shall include, without limitation, preparation of the Proxy State ment; filing of the Proxy Statement with the SEC as required by law; responding to any comments thereon by the SEC in a prompt manner; establishing a record date for Sequoia Shareholders entitled to vote on the Merger; complying with applicable legal requirements under the Exchange Act regarding the giving of notice as to such record date; mailing a notice of the meeting, Proxy Statement and form of proxy to Sequoia Shareholders; and in all other respects taking all action required. At such meeting, the Seller agrees to vote all of the shares of Sequoia Common Stock held by him in favor of the Merger, provided in all instances that the representations and warranties of SAC and TMS in this Agreement are and remain true and accurate and the agreements and covenants of SAC and TMS in this Agreement are honored.

     9.02. PROXY STATEMENT. The Proxy Statement, including, without limitation, the contents thereof, and the timing and manner of use thereof, will comply with all requirements of the Exchange Act and of any state law applicable thereto, and, without limiting the foregoing, will not, at the time the same is mailed to Sequoia Shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. To the extent that such Proxy Statement is part of the registration statement referred to in Section 6.06 above, the foregoing representations shall remain in effect and Sequoia shall be responsible for all information regarding Sequoia contained in such registration statement.


                                   ARTICLE X

                        TERMINATION, AMENDMENT, WAIVER

     10.01. TERMINATION. This Agreement and the Merger may be terminated at any time prior to the Closing, whether before or after any approval by shareholders:

            (a)  By mutual consent of SAC and Sequoia; or

            (b) By either SAC or Sequoia, upon written notice to the other, if the conditions to such party's obligations to consummate the Merger, in the case of SAC, as provided in Section 8.01, or, in the case of Sequoia, as provided in Section 8.02, cannot reasonably be satisfied on or before March 31, 1996, unless the failure of a condition is the result of the material breach of this Agreement by the party seeking to terminate.

     10.02. AMENDMENT. This Agreement may be amended by Sequoia and SAC by action taken at any time but after the Merger has been approved by the Sequoia Shareholders no amendment shall be made which materially reduces the Consideration or which in any way materially and adversely affects the rights of Sequoia or its shareholders without the further approval of such Sequoia Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Sequoia and SAC. By executing this Agreement, the Seller appoints Sequoia the agent and attorney-in-fact of such Seller to the extent (but only to the extent) necessary to bind the Seller to amendments to this Agreement approved by Sequoia to the limited extent set forth in this
Section 10.02

     10.03. WAIVER. At any time prior to the Closing Date, SAC or Sequoia, by action taken by their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     10.04. RELIEF. In the event of liability on the part of any party in accordance with the provisions of this Agreement, the parties recognize and acknowledge that monetary measures of damages will not reasonably be calculable and that specific performance and injunctive relief should therefore be available to the other party.


                                  ARTICLE XI

                              GENERAL PROVISIONS

     11.01. ARBITRATION. In the event that there shall be a dispute arising out of or relating to this Agreement, the Merger, any document referred to herein or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties agree that such dispute shall be submitted to binding arbitration in Dallas, Texas, under the auspices of, and pursuant to the rules of, the American Arbitration Association as then in effect, or such other procedures as the parties may agree to at the time, before a tribunal of three arbitrators, one of which shall be selected by each of the parties to the dispute and the third of which shall be selected by the two arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

     11.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            A.   If to SAC or TMS:

                 206 West Sixth Avenue
                 Stillwater, Oklahoma 74074
                 Attention:  Maxwell Steinhardt, President

                 with a copy to:

                 Douglas A. Branch, Esq.
                 Phillips, McFall, McCaffrey, McVay & Murrah, P.C.
                 12th Floor
                 211 North Robinson
                 Oklahoma City, Oklahoma 73102

            B. If to Sequoia, the Seller, any of them or any Affiliate of any of them:

                 433 Airport Boulevard, Suite 414
                 Burlingame, California 94010
                 Attention:  Dana R. Allen, President

                 with a copy to:

                 Alexander P. Myers, Esq.
                 Myers, Hawley, Morley, Myers & McDonnell
                 166 Main Street
                 Post Office Box 280
                 Los Altos, California 94023-0280

     11.03. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.04. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. The representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing and any investigation of the other party made prior thereto. Representations and warranties shall so survive for a period of three (3) years from the Closing. Covenants and agreements shall survive for the longer of three (3) years from the Closing or one (1) year after they were to have been performed and were capable of performance.

     11.05. DEMINIMIS CLAIMS. No party shall bring any action against any other party hereto with respect to the subject matter hereof unless the aggregate amount of all claims so brought in relation to the subject matter of this Agreement exceeds $25,000, provided, however, that the foregoing shall not prevent or preclude actions seeking injunctive or other equitable forms of relief.

     11.06. MISCELLANEOUS. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to spe cifically in this Agreement or is executed by the parties after the date hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise except for assignment of all or any part of the rights of SAC hereunder, which may be freely assigned by SAC so long as the obligations of SAC under this Agreement remain obligations of TMS; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Oklahoma, without regard to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

                                     SCC ACQUISITION CORP.


                                     By:   /s/  Maxwell Steinhardt
                                        ------------------------------------
                                        Maxwell Steinhardt, President
ATTEST:

/s/  Deborah D. Mosier
-------------------------------
Deborah D. Mosier, Secretary


                                     TMS, INC.


                                     By:  /s/  Maxwell Steinhardt
                                        ------------------------------------
                                        Maxwell Steinhardt, President
ATTEST:

/s/  Deborah D. Mosier
-------------------------------
Deborah D.Mosier, Assistant Secretary

                                      SEQUOIA COMPUTER CORPORATION


                                      By:  /s/  Dana R. Allen
                                         -----------------------------------
                                         Dana R. Allen, President
ATTEST:

/s/  Susan Allen
-------------------------------
Susan Allen, Secretary

                                      SELLER:


                                      /s/  Dana R. Allen
                                      --------------------------------------
                                      Dana R. Allen

                                                                     EXHIBIT II

Provisions of the California Corporations Code governing dissenters' rights.

     (S)  1300.  REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES;
                 CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means share which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in * * * subparagraph
(A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in * * * subparagraph (A) or
(B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that * * * subparagraph (A) rather than * * * subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     (S)  1301.  NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS;
                 DEMAND FOR PURCHASE; TIME; CONTENTS

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     (S)  1302.  SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT;
                 UNCERTIFICATED SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     (S) 1303.   PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR
                 MARKET VALUE; FILING; TIME OF PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     (S)  1304.  ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR
                 FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     (S) 1305.   REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT;
                 JUDGMENT; PAYMENT; APPEAL; COSTS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment is entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

     (S) 1306.   PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     (S) 1307.   DIVIDENDS ON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     (S) 1308.   RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL
                 OF DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     (S) 1309.   TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     (S) 1310.   SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
                 LITIGATION OF SHAREHOLDERS' APPROVAL

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.


     (S) 1311.   EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     (S) 1312.   RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
                 MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION;
                 CONDITIONS

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in any action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Oklahoma General Corporation Act grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than by action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Oklahoma statute also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     The Oklahoma statute provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually incurred by him in connection therewith.

     Articles Nine and Ten of the Registrant's Certificate of Incorporation indemnify and exculpate the directors, officers, employees, and agents of the Registrant from and against certain liabilities. Article Nine provides that the Registrant shall indemnify to the full extent permitted under the Oklahoma General Corporation Act any director, officer, employee, or agent of the Registrant. Article Ten provides that a director of the Registrant shall have no personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in Section 1053 of the Oklahoma General Corporation Act regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and (d) for any transaction from which the director derived an improper personal benefit.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


 EXHIBIT
 NUMBER                             NAME OF EXHIBIT
 -------                            ---------------
   2.1    Amended Plan of Reorganization and Agreement of Merger (the "Merger
          Agreement") dated November 7, 1995, by and among the Registrant,
          Sequoia Computer Corporation, SCC Acquisition Corp., and Dana R. Allen
          (included as Exhibit I to the Proxy Statement - Prospectus, except for exhibits and schedules which will be supplied supplementally to the
          Commission upon request).

   2.2    Amendment No. 1 to the Merger Agreement, dated December 6, 1995.

   3.1    Certificate of Incorporation of the Registrant, as amended.*

   3.2 Bylaws of the Registrant, as amended, incorporated by reference herein to the Registrant's Form 8-K Current Report dated June 4, 1993.

   4.1    Specimen of Common Stock Certificate.*

   5.1    Opinion regarding legality.*

   8.1    Opinion regarding tax matters.*

  10.1 Employee Stock Option Plan, incorporated herein by reference to Exhibit No. 10.1 to the Registrant's Form 10 Registration Statement, filed with the Commission on January 15, 1990 (the "Form 10").

  10.2    Senior Employee Stock Option Plan, incorporated herein by reference to
          Exhibit No. 10.2 to the Registrant's Form 10.

  10.3 Employee Incentive Stock Option Plan, incorporated herein by reference to Exhibit No. 10.2 to the Registrant's Form 10.

  10.4    Form of Engineering Services Agreement between the Registrant and The
          Toro Company, incorporated herein by reference to Exhibit No. 10.4 to the Registrant's Form 10-K for the fiscal year ended August 31, 1995.

  10.5    Form of Engineering Services Agreement between the Registrant and
          POWERCOM-2000, Inc. ("POWERCOM"), incorporated herein by reference to Exhibit No. 10.7 to the Registrant's Form 10-K for the fiscal year ended August 31, 1994.

  10.6    Form of Value Added Reseller Agreement/Software Product License
          Agreement between the Registrant and POWERCOM, incorporated herein by reference to Exhibit No. 10.8 to the Registrant's Form 10-K for the fiscal year ended August 31, 1994.

  10.7 Form of Engineering Services Agreement (Document Conversion) between the Registrant and POWERCOM, incorporated herein by reference to Exhibit No. 10.9 to the Registrant's Form 10-K for the fiscal year ended August 31, 1994.

  10.8 Construction Contract for renovation of office building between the Registrant and Mike Ebert Construction Company, incorporated herein by reference to Exhibit No. 10.8 to the Registrant's Form 10-K for the fiscal year ended August 31, 1995.

  10.9    Real Estate Purchase Contract dated October 29, 1993, between the
          Registrant and the City of Stillwater, Oklahoma, incorporated herein by reference to Exhibit No. 10.10 to the Registrant's Form 10-K for the fiscal year ended August 31, 1994.

  10.10   Employment Agreement Between Seqouia Computer Corporation and Dana R.
          Allen.*

  23.1    Consent of KPMG Peat Marwick LLP.

  23.2    Consent of Phillips McFall McCaffrey McVay & Murrah, P.C.*

  23.3    Consent of Myers, Hawley, Morley, Myers & McDonnell.*

__________________________

*  Previously filed.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 22, above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange

Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stillwater, State of Oklahoma, on February 8, 1996.

                                 TMS, INC.


                                 By:     /s/ J. Richard Phillips
                                    ------------------------------------------
                                         J. Richard Phillips
                                         Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

              SIGNATURE                          TITLE                  DATE

     /s/ J. Richard Phillips             Chairman of the Board      February 8, 1996
--------------------------------------   of Directors and Chief
         J. Richard Phillips,            Executive Officer
     Principal Executive Officer

                  *                      President and Director     February 8, 1996
--------------------------------------
          Maxwell Steinhardt

         /s/Dale E. May                   Vice President, Finance   February 8, 1996
--------------------------------------    and Administration
             Dale E. May
       Principal Financial and
          Accounting Officer

       /s/Deborah D. Mosier               Controller                February 8, 1996
--------------------------------------
          Deborah D. Mosier

                  *                       Director                  February 8, 1996
---------------------------------------
           Doyle E. Cherry
                  *                       Director                  February 8, 1996
---------------------------------------
          James R. Rau, M.D.
                  *                       Director                  February 8, 1996
---------------------------------------
          Marshall C. Wicker
                  *                       Director Nominee          February 8, 1996
---------------------------------------
            Dana R. Allen

*By:          /s/J. Richard Phillips
    -----------------------------------
              J. Richard Phillips
                Attorney-in-Fact

                         SEQUOIA COMPUTER CORPORATION
                         433 AIRPORT BLVD., SUITE 414
                         BURLINGAME, CALIFORNIA 94010


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SEQUOIA COMPUTER CORPORATION (THE "COMPANY"). THE UNDERSIGNED HEREBY APPOINTS DANA R. ALLEN AND DAVID HOWE, AS PROXIES, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY APPOINTS AND AUTHORIZES THEM TO REPRESENT AND VOTE AS DESIGNATED BELOW, ALL OF THE SHARES OF COMMON STOCK OF THE COMPANY HELD OF RECORD BY THE UNDERSIGNED ON JANUARY 31, 1996, AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 15, 1996, OR ANY ADJOURNMENT THEREOF.

1. PROPOSAL to approve the Amended Plan of Reorganization and Agreement of Merger between the Company, SCC Acquisition Corp., and TMS, Inc.

           [_]  FOR            [_]  AGAINST             [_]  ABSTAIN



2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

               (Continued and to be signed on the reverse side.)

  THIS PROXY, WHEN PROPERLY EXECUTED, DATED AND DELIVERED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                    Please sign exactly as name appears below.
                                    When shares are held by joint tenants, both should sign. When signing as attorney or as executor, administrator, trustee or guardian, please give full title as such.
                                    If a corporation, please sign in full
                                    corporate name by president or other
                                    authorized officer.  If a partnership,
                                    please sign in partnership name by
                                    authorized person.


                                    Dated:______________________________, 1996


                                    x___________________________________________
                                                    (Signature)

                                    x___________________________________________
                                             (Signature, if held jointly)

                                    PLEASE SIGN, DATE AND RETURN THE PROXY CARD
                                    PROMPTLY USING THE ENCLOSED ENVELOPE.

EXHIBIT                                                                  PLACE AT WHICH IT APPEARS IN
NUMBER                 NAME OF EXHIBIT                                   SEQUENTIALLY NUMBERED PAGES
-------                ---------------                                   ---------------------------
    2.1   Amended Plan of Reorganization and Agreement of Merger         Included as Exhibit I to the Proxy Statement - Prospec
          (the "Merger Agreement") dated November 7, 1995, by and        tus, except for exhibits and schedules which will be
          among the Registrant, Sequoia Computer Corporation, SCC        supplied supplementally to the Commission upon request.
          Acquisition Corp., and Dana R. Allen.

    2.2   Amendment No. 1 to the Merger Agreement, dated December 6,     *
          1995.

    3.1   Certificate of Incorporation of the Registrant, as amended.    *

    3.2   Bylaws of the Registrant, as amended.                          Incorporated by reference herein to the Registrant's Form
                                                                         8-K Current Report dated June 4, 1993.

    4.1   Specimen of Common Stock Certificate.                          *

    5.1   Opinion regarding legality.                                    *

    8.1   Opinion regarding tax matters.                                 *

   10.1   Employee Stock Option Plan.                                    Incorporated herein by reference to Exhibit No. 10.1 to
                                                                         the Registrant's Form 10 Registration Statement, filed
                                                                         with the Commission on January 15, 1990 (the "Form 10").

   10.2   Senior Employee Stock Option Plan.                             Incorporated herein by reference to Exhibit No. 10.2 to
                                                                         the Registrant's Form 10.

   10.3   Employee Incentive Stock Option Plan.                          Incorporated herein by reference to Exhibit No. 10.2 to
                                                                         the Registrant's Form 10.

   10.4   Form of Engineering Services Agreement between the             Incorporated herein by reference to Exhibit No. 10.4 to
          Registrant and The Toro Company.                               the Registrant's Form 10-K for the fiscal year ended
                                                                         August 31, 1995.

   10.5   Form of Engineering Services Agreement between the             Incorporated herein by reference to Exhibit No. 10.7 to
          Registrant and POWERCOM-2000, Inc. ("POWERCOM").               the Registrant's Form 10-K for the fiscal year ended
                                                                         August 31, 1994.

   10.6   Form of Value Added Reseller Agreement/Software Product        Incorporated herein by reference to Exhibit No. 10.8 to
          License Agreement between the Registrant and POWERCOM.         the Registrant's Form 10-K for the fiscal year ended
                                                                         August 31, 1994.

   10.7   Form of Engineering Services Agreement (Document               Incorporated herein by reference to Exhibit No. 10.9 to
          Conversion) between the Registrant and POWERCOM.               the Registrant's Form 10-K for the fiscal year ended
                                                                         August 31, 1994.

   10.8   Construction Contract for renovation of office building        Incorporated herein by reference to Exhibit No. 10.8 to
          between the Registrant and Mike Ebert Construction             the Registrant's Form 10-K for the fiscal year ended
          Company.                                                       August 31, 1995.

   10.9   Real Estate Purchase Contract dated October 29, 1993,          Incorporated herein by reference to Exhibit No. 10.10 to
          between the Registrant and the City of Stillwater, Oklahoma.   the Registrant's Form 10-K for the fiscal year ended
                                                                         August 31, 1994.

   10.10  Employment Agreement between Sequoia Computer Corporation      *
          and Dana R. Allen.

   23.1   Consent of KPMG Peat Marwick LLP.

   23.2   Consent of Phillips McFall McCaffrey McVay & Murrah, P.C.      *

   23.3   Consent of Myers, Hawley, Morley, Myers & McDonnell.           *

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* Previously filed.